UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Xenia Hotels & Resorts, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 10, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc. to be held at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, on Tuesday, May 23, 2017, at 9:00 a.m., local time.
At the Annual Meeting you will be asked to (a) elect eight directors to our Board of Directors, (b) approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in our proxy materials (“say on pay”), (c) vote, on an advisory and non-binding basis, on the frequency of future say on pay votes, (d) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and (e) transact any other business as properly may come before the Annual Meeting or any adjournment or postponement thereof.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.
Important Note: If you plan to attend the Annual Meeting, you must obtain an admission ticket by registering no later than Friday, May 19, 2017. To register, follow the instructions provided on page 44 of the proxy statement. You must bring your admission ticket and a valid, government-issued photo identification in order to gain access to the Annual Meeting.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.
Sincerely,

Jeffrey H. Donahue Chairman of the Board	Marcel Verbaas President and Chief Executive Officer

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 23, 2017
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (“Xenia”), will be held at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, on Tuesday, May 23, 2017, at 9:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the election of eight directors that will each hold office until the 2018 annual meeting of stockholders and until his or her successor is duly elected and qualifies;

2.	To consider and vote, on a non-binding, advisory basis, upon a resolution approving the compensation of the Company’s named executive officers as described in our proxy materials (“say on pay”);

3.	To consider and vote, on a non-binding, advisory basis, upon the frequency of future say on pay votes;

4.	To consider and vote upon the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To transact any other business as properly may come before the Annual Meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on March 31, 2017 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
In seeking to conserve natural resources and reduce costs, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive printed paper copies of the materials by mail, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the internet.

By Order of the Board of Directors

Taylor C. Kessel Corporate Secretary
Orlando, Florida
April 10, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2017:
The proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2016 are available free of charge at www.proxyvote.com.
The Board of Directors urges you to authorize proxies to vote your shares by telephone or via the internet prior to the Annual Meeting or to obtain an admission ticket and vote in person at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form.

ARTICLE X: MISCELLANEOUS	44
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	44
HOUSEHOLDING	44
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING	45

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 23, 2017

The board of directors (the “Board of Directors” or the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (referred to herein as “Xenia,” “we,” “us” or the “Company”), solicits your proxy to vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 23, 2017, beginning at 9:00 a.m., local time, at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, and at any adjournments or postponements thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:
Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the internet, rather than mailing paper copies of the materials. internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.
This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2016, are available free of charge at www.proxyvote.com.
Beginning on or about April 10, 2017, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 31, 2017, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report for the fiscal year ended December 31, 2016, and how to submit proxies or voting instructions via the internet. On or about April 10, 2017, we also began mailing a full set of proxy materials to certain stockholders, including those who previously requested a paper copy of the proxy materials.

ARTICLE I: PROXY MATERIALS AND ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q:	Why did I receive a notice in the mail regarding the internet availability of the proxy materials?
A.
The Board of Directors is delivering or providing access to proxy materials to its stockholders in connection with its solicitation of proxies to vote at the Annual Meeting and at any adjournment or postponement thereof.
The SEC has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we have elected to provide access to our proxy materials, which include this proxy statement and our Annual Report for the fiscal year ended December 31, 2016, at www.proxyvote.com. We sent the Notice to our stockholders as of the close of business on March 31, 2017, directing them to a website where they can access the proxy materials and view instructions on how to authorize proxies to vote their shares over the internet or by telephone. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice but would like to request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.
Choosing to receive your proxy materials over the internet will help conserve natural resources and reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

2.	Q:	When and where is the Annual Meeting?
	A:	The Annual Meeting will be held at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, on Tuesday, May 23, 2017, at 9:00 a.m., local time.
3.	Q:	What is the purpose of the Annual Meeting?
A:
At our Annual Meeting, stockholders will act upon the matters outlined in this proxy statement and in the Notice of Annual Meeting of Stockholders included with this proxy statement, including the election of directors, the approval of a non-binding advisory resolution on the compensation of our named executive officers (“say on pay”), the approval of a non-binding advisory resolution on the frequency of future say on pay votes, the ratification of KPMG LLP as our independent registered public accounting firm, and such other matters as may properly come before the meeting or any adjournment or postponement thereof.

4.	Q:	How can I attend the Annual Meeting?
A:
Only stockholders of record and beneficial owners of Xenia common stock as of the close of business on March 31, 2017, the record date, or their duly authorized proxies, will be entitled to attend the Annual Meeting. To gain admittance, stockholders (or their proxies) must first obtain an admission ticket by registering no later than Friday, May 19, 2017. To register, follow the instructions provided on page 44 of this proxy statement. You must bring your admission ticket and a valid, government-issued photo identification (such as a valid driver’s license or passport) in order to gain access to the Annual Meeting. If you are a beneficial owner of Xenia common stock (as described in Question 6 below), you will need to obtain a legal proxy from your broker or other nominee in order to vote at the Annual Meeting, as further described in Question 7 below.
For directions to the meeting location, please contact us at 407-246-8100.
Stockholders may be required to enter through a security check point before being granted access to the meeting. No cameras, recording devices, other electronic devices or large packages will be permitted at the Annual Meeting. Photographs and videos taken at the Annual Meeting by or at the request of Xenia may be used by Xenia, and by attending the Annual Meeting, you waive any claim or rights with respect to those photographs and their use.

5.	Q:	What should I do if I receive more than one Notice or set of proxy materials?
A:
You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, or if you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or set of proxy materials. Please be sure to submit your proxy or voting instructions for each account in which you hold shares.

6.	Q:	What is the difference between holding shares as a record holder versus a beneficial owner?
A:
Many Xenia stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:
Record Holders: If your shares are registered directly in your name with our transfer agent, DST Systems, Inc., you are considered, with respect to those shares, the stockholder of record or record holder. As the stockholder of record as of the record date, you have the right to grant your voting proxy directly to Xenia or to vote in person at the Annual Meeting.
Beneficial Owners: If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice (or in some cases as described above, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See Question 10 below for more information about broker non-votes.

7.	Q:	Who can vote and how do I vote?
A:
Only stockholders as of the close of business on March 31, 2017, the record date, will be entitled to notice of and to vote at the Annual Meeting. To ensure that your vote is recorded promptly, please authorize a proxy to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.
If you are a record holder, you may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you attend the Annual Meeting, you may revoke your proxy should you wish to vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Your attendance at the Annual Meeting is not sufficient in and of itself to vote, or revoke your proxy.
Beneficial owners may authorize a proxy by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will provide instructions for doing so. Beneficial owners who wish to vote at the Annual Meeting must first obtain a “legal proxy” from their broker, bank or other nominee, giving the beneficial owner the right to vote the shares at the meeting and present such legal proxy at the Annual Meeting.
To attend and vote at the Annual Meeting, all stockholders must also register by Friday, May 19, 2017, as described on page 44 of this proxy statement.
For further instructions on voting, see the Notice or Proxy Card. If you authorize a proxy by telephone, via the internet or by returning your proxy card/voting instructions, the shares represented by the proxy will be voted in accordance with your instructions.

8.	Q:	What are my voting choices, and how many votes are required for approval or election?
A:
In the vote on the election of director nominees identified in this proxy statement to serve until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualify, stockholders may (1) vote for all nominees or specific nominees or (2) withhold authority to vote for all nominees or specific nominees. A plurality of all the votes cast at the Annual Meeting shall be sufficient to elect each director. The Board of Directors unanimously recommends a vote FOR each of the nominees.
In the say on pay advisory vote, stockholders may (1) vote to approve the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution. The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve the non-binding advisory resolution on the compensation of our named executive officers. Although the advisory vote on proposal 2 is non-binding, as provided by law, the Company’s Board of Directors and the Compensation Committee will review the results of the vote and will take it into account in making a determination concerning executive compensation. The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company’s named executive officers.
In the advisory vote on the frequency of future say on pay votes, stockholders may indicate whether they would prefer a say on pay vote every year, every two years or every three years, or stockholders may abstain from voting on the proposal. The frequency of the advisory vote on executive compensation (1, 2, or 3 years) receiving the affirmative vote of the majority of votes cast at the Annual Meeting will be considered the frequency recommended by stockholders. Although the advisory vote on proposal 3 is non-binding, as provided by law, the Company’s Board of Directors and the Compensation Committee will review the results of the vote and will take it into account in making a determination concerning the frequency of future say on pay votes. In addition, it is possible that none of the three alternatives will receive a majority of the votes cast on this proposal. If no frequency receives a majority of the votes cast on this proposal, the Company’s Board of Directors and the Compensation Committee will take the results into account in making a determination concerning the frequency of future say on pay advisory votes, The Board of Directors unanimously recommends a vote for a frequency of ONE YEAR.
In the vote on the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for fiscal year 2017, stockholders may (1) vote for the ratification; (2) vote against the ratification; or (3) abstain from voting on the ratification. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 will require the affirmative vote of a majority of the votes cast at the Annual meeting; however, stockholder ratification is not required to authorize the appointment of KPMG LLP as our independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

9.	Q:	What is the effect of a "withhold" or an “abstain” vote on the proposals to be voted on at the Annual Meeting?
A:
Because a plurality of all the votes cast at the Annual Meeting is required to elect a director (meaning that the candidate for each seat who receives the highest number of "for" votes will be elected) and each of our directors is running unopposed, a "withhold" vote will have no effect on the outcome of the election of directors. Because an “abstain” vote is not considered a vote “cast”, and the affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the stockholders to approve each of the proposals other than the election of directors, an abstain vote will not have any impact on the outcome of those proposals.

10.	Q:	What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
A:
A “broker non-vote” will occur with respect to any proposal that is a “non-discretionary item” if you are the beneficial owner of shares held by a broker or other custodian and you do not provide the broker or custodian with voting instructions with respect to such proposal. This is because under applicable New York Stock Exchange (“NYSE”) rules, a broker or custodian may not vote on these matters without instruction from the underlying beneficial owner. Except for the ratification of auditors, all of the proposals described in this proxy statement are “non-discretionary items”. A broker non-vote is not considered a “vote cast” and will not have any effect on the outcome of these matters.

11.	Q:	Who counts the votes?
A:
Broadridge Financial Solutions, Inc., will count the votes. The Board of Directors has appointed Broadridge Financial Solutions, Inc., or an authorized third party engaged by Broadridge Financial Solutions, Inc., to serve as the inspector of elections.

12.	Q:	Revocation of proxy: May I change my vote after I return my proxy?
A:
Yes, you may revoke your proxy if you are a record holder by filing written notice of revocation with Xenia’s corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 or by voting in person at the Annual Meeting.
If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

13.	Q:	What if I submit a proxy but do not specify a choice for a matter?
A:
Unless you indicate otherwise, the persons named as proxies will vote your shares FOR all of the nominees for director named in this proxy statement, FOR the say on pay proposal, FOR the frequency of ONE YEAR with respect to proposal on the frequency of future say on pay votes, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2017.

14.	Q:	What constitutes a quorum?
A:
Presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. Proxies received with matters marked with abstentions or "withhold" votes, or that contain broker non-votes, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining whether a quorum is present.

15.	Q:	Where can I find the voting results of the Annual Meeting?
	A:	We will publish final results on a Current Report on Form 8-K within four business days after the Annual Meeting.
16.	Q:	Who will pay the costs of soliciting these proxies?
A:
We will bear the entire cost of solicitation of proxies, including preparation of, and any assembly, printing and mailing of, the Notice, this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Xenia common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Xenia common stock for their reasonable costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
We have hired Georgeson Inc. to assist in the solicitation of proxies at a base fee of $6,500, plus additional amounts, which will vary depending upon the extent of services actually performed by Georgeson Inc., plus reimbursement for reasonable out-of-pocket expenses.

17.	Q:	What happens if additional matters are presented at the Annual Meeting?
A:
Other than the four proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Marcel Verbaas and Barry A.N. Bloom, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If any of our nominees for director are unavailable, or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

18.	Q:	How many shares of common stock are outstanding? How many votes do I have?
A:
As of the close of business on March 31, 2017, the record date for the Annual Meeting, there were 106,849,093 shares of our common stock outstanding and entitled to vote. Each stockholder will be entitled to one vote for each share of Xenia common stock held as of the record date.

19.	Q:
What is the deadline under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for stockholders to propose actions to be included in our proxy statement relating to our 2018 annual meeting of stockholders and identified in our form of proxy relating to the 2018 annual meeting?

A:
December 11, 2017 is the deadline for stockholders to submit proposals to be included in our proxy statement and identified in our form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.

20.	Q:
What is the deadline under our current bylaws for stockholders to nominate persons for election to the Board of Directors or propose other matters to be considered at our 2018 annual meeting of stockholders?

A:
Stockholders who wish to nominate persons for election to our Board of Directors or propose other matters to be considered at our 2018 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our bylaws, no earlier than November 11, 2017 and no later than 5:00 p.m., Eastern Time, on December 11, 2017. Stockholders are advised to review our bylaws, which were incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2016, and which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.

21.	Q:	How do I submit a potential director nominee for consideration by the Board of Directors for nomination?
A:
You may submit names of potential director nominees for consideration by the Board of Directors’ Nominating and Corporate Governance Committee for nomination by our Board of Directors at the 2018 annual meeting of stockholders. Your submission should be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The section titled “Nominating and Corporate Governance Committee” provides information on the nomination process used by our Nominating and Corporate Governance Committee and our Board of Directors. The deadline has passed to submit a potential director nominee to be considered for nomination by our Board of Directors at the 2017 Annual Meeting. The deadline to submit a potential director nominee for consideration by our Board of Directors for nomination at the 2018 annual meeting of stockholders is December 1, 2017.

ARTICLE II: CORPORATE GOVERNANCE
PROPOSAL 1 — ELECTION OF DIRECTORS
Xenia’s charter and bylaws provide that the Board of Directors may establish, increase or decrease the number of directors, but the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”) nor more than fifteen. At present, the number of members of the Board of Directors is fixed at eight.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Jeffrey H. Donahue, John H. Alschuler, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Mary E. McCormick, Dennis D. Oklak and Marcel Verbaas to stand for re‑election to the Board of Directors. Each of the foregoing has been nominated to hold office until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualify. Unless otherwise instructed by the stockholder, the proxy holders will vote the shares represented by such proxy for the election of the nominees named in this proxy statement.
Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason, the Board of Directors may designate a substitute nominee or substitute nominees (in which event proxy holders will vote for the election of such substitute nominee or nominees). Alternatively, the Board of Directors may reduce the size of the Board of Directors or allow the vacancy or vacancies to remain open until a suitable candidate or candidates are identified by the Board of Directors.
The Board of Directors unanimously recommends that the stockholders vote “FOR” each of Jeffrey H. Donahue, John H. Alschuler, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Mary E. McCormick, Dennis D. Oklak and Marcel Verbaas as directors to serve and hold office until the 2018 annual meeting of stockholders and until their respective successors have been duly elected and qualify.
OUR BOARD OF DIRECTORS
Set forth below is information regarding the business experience of each of our directors that has been furnished to us by the respective director. Each director has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the Board to conclude that the director is qualified and should serve as a director of Xenia.
Directors Standing for Re-Election
Jeffrey H. Donahue (age 71) has served as our Chairman of the Board since our listing on the NYSE in February 2015. Mr. Donahue has served as Independent Lead Director and member of the Nominating and Governance Committee of Welltower Inc. since March 2014, as Chairman since April 2014, and has served as a Director of Welltower Inc. since 1997. Mr. Donahue was the President and Chief Executive Officer of Enterprise Community Investment, Inc., a provider of affordable housing, from January 2003 to April 2009, and was Executive Vice President and Chief Financial Officer of The Rouse Company, a real estate development and operations company, from December 1998 to September 2002. From 2010 to 2015, Mr. Donahue served as a Director of Bentall Kennedy, an institutional real estate investment advisor, and he currently serves as a Director of the National Development Company, a commercial development and property company. Mr. Donahue has also previously served on the board of T. Rowe Price Savings Bank from 2010 to 2013 and the boards of four T. Rowe Price mutual funds, as well as numerous charitable boards. He holds a Bachelor’s degree from Cornell University and an MBA from the University of Pennsylvania’s Wharton School. Mr. Donahue was commissioned as a naval officer at the Officer Candidate School in Newport, Rhode Island and later served for two years on the USS Enterprise.
Mr. Donahue contributes extensive knowledge of the real estate industry and financial expertise to our Board of Directors. The Board of Directors also values Mr. Donahue’s experience on various private and not-for profit company boards of directors, as well as his experience as a public company director.
John H. Alschuler (age 69) has served on the Board since our listing on the NYSE in February 2015. Mr. Alschuler serves as Lead Independent Director, member of the Nominating and Governance Committee and Chair of the Compensation Committee of SL Green Realty Corporation, an office property REIT focused on Manhattan real estate, where he has served as a Director since 1997. Mr. Alschuler serves as a Director for The Macerich Company, a REIT focused on regional malls throughout the United States, where he has served since May 2015. Mr. Alschuler is the Chairman of HR&A Advisors Inc., a real estate, economic development and resiliency consulting firm. Mr. Alschuler served as Board Chair and is currently Emeritus Chair of Friends of the High Line, Inc. He is also an Adjunct Associate Professor at Columbia University, teaching real estate development at the Graduate School of Architecture, Planning & Preservation and a Board Member of the Center for an Urban Future. Mr. Alschuler received a Bachelor’s degree from Wesleyan University and an EdD degree from the University of Massachusetts at Amherst.
Mr. Alschuler brings to our Board of Directors extensive knowledge of commercial real estate and an expertise in intergovernmental relations. The Board of Directors also values Mr. Alschuler’s experience as a public company director.

Keith E. Bass (age 52) has served on the Board since our listing on the NYSE in February 2015. Mr. Bass served as President and Chief Executive Officer of WCI Communities, Inc., a lifestyle community developer and luxury homebuilder of single-and multi-family homes in Florida, from December 2012 to February 2017 and as a member of its board of directors from March 2012 to February 2017. From 2011 to November 2012, Mr. Bass was President of Pinnacle Land Advisors. From 2003 to 2011, Mr. Bass was an executive with The Ryland Group, and most recently, from 2008 to 2011, served as Senior Vice President of The Ryland Group and President of the South U.S. Region. From 2003 to 2008, Mr. Bass held the various titles at The Ryland Group of SE U.S. Region President, Orlando Division President and Vice President, Land Resources—SE U.S. Region. Prior to Ryland, Mr. Bass was President of the Florida Region of Taylor Woodrow from 1997 to 2003. He received a Bachelor’s degree from North Carolina Wesleyan College.
Mr. Bass brings to the Board of Directors significant executive management experience, including his extensive experience in the real estate industry. The Board of Directors also values Mr. Bass’s experience as a chief executive officer and a public company director.
Thomas M. Gartland (age 59) has served on the Board since our listing on the NYSE in February 2015. Mr. Gartland serves as Director, Audit Committee member and Compensation Committee member of AMB, a publicly traded provider of facility solutions, where he has served since October 2015. Mr. Gartland was President, North America for Avis Budget Group, Inc. a provider of vehicle rental services, from October 2011 until December 2014. Mr. Gartland served as Executive Vice President of Sales, Marketing & Customer Care at Avis Budget Group, Inc. from April 2008 through October 2011, as a senior executive of JohnsonDiversey, Inc.’s from 1994 to 2008, including most recently as President of the North American Region from 2002 to 2008, and at Ecolab, Inc. from 1980 to 1994, most recently as Vice President and Director of National Accounts. He received a Bachelor’s degree in Business Administration/Marketing from the University of St. Thomas in St. Paul, Minnesota.
Mr. Gartland brings to our Board of Directors a strong background in sales and significant senior executive and operations experience at major, multi-national companies, including a major company in the travel industry.
Beverly K. Goulet (age 62) has served on the Board since our listing on the NYSE in February 2015. Ms. Goulet has served as Senior Vice President and Chief Integration Officer of American Airlines Group Inc. from 2013 to November 2015 and as Executive Vice President and Chief Integration Officer since December 2015. Ms. Goulet served as Chief Restructuring Officer of American Airlines from 2011 to 2013, and as Vice President—Corporate Development and Treasurer from 2002 to 2013. As Chief Restructuring Officer, Ms. Goulet helped guide American Airlines through its restructuring under Chapter 11 of the Bankruptcy Code. Prior to joining American Airlines, Ms. Goulet practiced corporate and securities law for 13 years. She received a Bachelor’s degree and a Juris Doctor from the University of Michigan.
Ms. Goulet brings to the Board of Directors significant executive management and financial experience at a major company in the travel industry. The Board of Directors also values Ms. Goulet’s legal experience.
Mary E. McCormick (age 59) has served on the Board since our listing on the NYSE in February 2015. Ms. McCormick has extensive experience in real estate, capital markets, and corporate governance. Ms. McCormick is a Senior Lecturer at The Fisher School of Business with The Ohio State University. From 2010 to 2016, Ms. McCormick was a Senior Advisor with Almanac Realty Investors, LLC. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the fund’s real estate investments. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. Ms. McCormick has served as a Director of EastGroup Properties, an industrial REIT, since 2005, as a director of Broadstone Net Lease, a private REIT, from 2013 to 2016, and as a Director of Mid America Apartment Communities from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute and has a Bachelor’s degree and an MBA from The Ohio State University.
Ms. McCormick contributes to our Board of Directors through her extensive experience in real estate, capital markets, and board governance. The Board of Directors values her leadership and public company director experience.
Dennis D. Oklak (age 63) has served on the Board since our listing on the NYSE in February 2015. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a REIT focused on industrial and office properties, from April 2004 through December 2015, and has served as a director since April 2004 and is currently its Chairman. Mr. Oklak served on the Executive Board of the National Association of Real Estate Investment Trusts and was a member of The Real Estate Roundtable. Mr. Oklak serves on the Board of ITRCC Concession Holdings LLC and the Board of Trustees of the Crossroads of America Counsel of the Boy Scouts of America Foundation. He holds a Bachelor’s degree from Ball State University.
Mr. Oklak contributes to the Board of Directors real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from his nine years as an accountant at Deloitte & Touche LLP prior to joining Duke Realty. The Board of Directors also values his experience as a chief executive officer and a public company director.
Marcel Verbaas (age 47) is our President and Chief Executive Officer and has held this position with Xenia or its affiliated entities since 2007. Mr. Verbaas has also served as a director of Xenia since August 2014. From December 2004 to the successful sale of the company in April 2007, Mr. Verbaas was Senior Vice President and Chief Investment Officer for CNL Hotels & Resorts, Inc., a real estate investment trust. In that capacity, he was responsible for the company’s investment activities, acquisitions and dispositions. Mr. Verbaas served as Senior Vice President and Chief Investment Officer for CNL Retirement Corporation from June 2003 to December 2004, during which time he oversaw more than $2.5 billion in acquisitions in the seniors housing and medical office segments. From 2000 to 2003, Mr. Verbaas held the positions of Vice President of Real Estate Finance and Senior Vice President of Project Finance with CNL Hospitality Corporation, the former advisor to CNL Hotels and Resorts, Inc. Prior to joining CNL in 2000, Mr. Verbaas served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company. Mr. Verbaas also held positions in real estate finance with GE Capital Corporation and Ocwen Financial Corporation where he primarily focused on the financing of lodging properties. Mr. Verbaas received his Master’s Degree in Business Economics from Erasmus University of Rotterdam, The Netherlands.
Mr. Verbaas’ qualifications to serve on our Board of Directors include his more than 20 years of experience in the lodging industry and his general expertise in real estate operations and finance. Further, the Board of Directors also considered how his additional role as our President and Chief Executive Officer would bring management perspective to Board deliberations and provide valuable information about the status of our day-to-day operations.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Corporate Governance Profile and Board Leadership Structure
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not classified, so each of our directors is subject to election annually;

•	of the eight persons who serve on our Board, our Board has determined that seven, or 87.5%, satisfy the listing standards for independence of the NYSE;

•	our Board has determined that all three members of the Audit Committee qualify as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the business combination provisions (provided that the business combination has been approved by the Board) and control share acquisition provisions of the MGCL;

•	we have opted out of all but one of the provisions of the Maryland Unsolicited Takeover Act (“MUTA”); and

•	we do not have a stockholder rights plan.
Our Corporate Governance Guidelines provide that our Board of Directors shall select its chairperson and the Company’s chief executive officer in any way it considers in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of the chairperson and chief executive officer should be separate or combined. The Board and the Nominating and Corporate Governance Committee reviews this structure each year and has determined that it is appropriate to separate these roles at this time, with Mr. Verbaas serving as president and chief executive officer, and Mr. Donahue serving as chairman of the Board. The Board believes this current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders, and the Company’s overall corporate governance. The Board also believes the current separation of the chairman and chief executive officer roles allows Mr. Verbaas to focus his time and energy on operating and managing the Company, drawing on his historical knowledge of the Company and its portfolio, and also leverages Mr. Donahue’s broad industry experience and perspectives. The Board will periodically review the leadership structure to determine whether it continues to best serve the Company and its stockholders.
During the fiscal year ended December 31, 2016, our Board of Directors held ten (10) meetings (and took action eleven (11) times by unanimous written consent). No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which such director served during 2016. Additionally, all directors attended at least 90% of the total number of Board meetings in 2016 and all of our directors attended our 2016 annual meeting of stockholders.
Our non-management directors meet regularly in executive sessions of the Board and each committee without the presence of any members of management, with our chairman of the Board or the chair of the respective committee presiding over such sessions. Our directors are expected to make every effort to attend all meetings of the Board of Directors, meetings of the committees of which they are members and any meeting of stockholders.

Recent Corporate Governance Development
In furtherance of our goal to closely align our corporate governance structure with the interests of our stockholders, in early 2017, our Board of Directors determined that it was in the best interest of the Company to opt out of all but one of the provisions of MUTA. To effect that decision, we filed articles supplementary to our charter with the State Department of Assessments and Taxation of Maryland. We are not permitted to opt back in to any of those provisions of MUTA without the approval of our stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Company entitled to vote generally in the election of directors of the Company.
Similarly, the Board also determined that it is in the best interests of the Company to repeal our prior election to be subject to the sole provision of MUTA from which we have not opted out. To effect such repeal and to prohibit our opting in to that provision without prior stockholder approval, we intend to seek stockholder approval at our 2018 annual meeting to amend our charter. If such proposal receives the requisite stockholder approval at the 2018 annual meeting of stockholders, we will amend our charter completing our full opt out of MUTA.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our executive officers and non-employee directors to align the financial interests of our executive officers and non-employee directors with those of our stockholders. Pursuant to our guidelines, our executive officers and non-employee directors shall hold shares of our common stock having an aggregate value equal to or greater than the multiple of his or her base salary or annual base retainer, as applicable, as shown in the following table.

Executive Officers/Non-Employee Directors	Multiple of Base Salary/Annual Base Retainer
Chief Executive Officer	5X
Other Executive Officers	3X
Non-Employee Directors	5X
Shares of our common stock owned directly by our executive officers and non-employee directors, including restricted shares and shares deliverable upon settlement of restricted stock units, other than those restricted shares or restricted stock units that remain subject to performance-based vesting conditions, and LTIP Units (as defined in "Compensation of Directors - Equity Compensation" and "Elements of Executive Compensation - Equity Compensation") of XHR LP, our operating partnership (the “Operating Partnership”), other than those LTIP Units that remain subject to performance-based vesting conditions, count toward the executive officers’ and non-employee directors’ stock ownership goals. Shares owned indirectly will count toward an executive officer’s and non-employee director’s stock ownership goal if the executive officer or non-employee director has an economic interest in the shares. All executive officers and non-employee directors have five years after first becoming subject to the guidelines to attain the applicable ownership threshold. If an executive officer or non-employee director becomes subject to a greater ownership threshold, due to a promotion or an increase in his or her base salary or annual base retainer, as applicable, the executive officer or non-employee director is expected to meet the higher ownership threshold within three years. With the exception of Mr. Shah who has until April 2021, each of our executive officers and non-employee directors has until February 2020 to meet his or her respective ownership threshold.
During any time period in which an executive officer’s or non-employee director’s stock ownership goal has not been achieved, including during the five-year period to attain compliance with the ownership guidelines, the executive officer or non-employee director will be required to retain at least 75% of the “net shares” delivered through our equity incentive compensation plans. “Net shares” include shares of our common stock or units of our Operating Partnership and include those shares that are owned by the executive officer or non-employee director after shares are sold, swapped or traded to pay applicable withholding taxes. If the executive officer’s or non-employee director’s stock ownership goal is not attained by the end of the five-year period, the retention requirement shall be increased to 100%. Once an executive officer or non-employee director achieves his or her stock ownership goal, the retention restrictions no longer apply unless a disposition would cause the executive officer’s or non-employee director’s stock ownership to fall below his or her goal. In the event that there is a significant decline in our stock price that causes an executive officer’s or non-employee director’s holdings to fall below the applicable threshold, the executive officer or non-employee director will not be required to purchase additional shares to meet the threshold, but the executive officer or non-employee director shall not be permitted to sell or transfer any shares until the threshold has again been achieved.
Anti-Hedging and Anti-Pledging Policies
The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors and executive officers are prohibited from engaging in any hedging or monetization transactions involving securities issued by us or our Operating Partnership. With respect to pledging, directors and executive officers are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan.

Role of our Board of Directors in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process as well as strategic risks to the Company. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Executive Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and oversight of ethical conduct and monitors the effectiveness of our corporate governance guidelines. The Compensation Committee is responsible for overseeing risks related to the Company’s compensation policies and practices.
Board Committees
Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The principal functions of each committee are briefly described below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comply with the applicable listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee was formed by our Board of Directors in February 2015 following our listing on the NYSE. The Executive Committee was formed in June 2015.
Additionally, our Board may from time to time establish other committees or sub-committees to facilitate the Board’s oversight of management of the business and affairs of our company.
Audit Committee
Messrs. Oklak and Donahue and Ms. Goulet are the members of the Audit Committee of the Board of Directors with Mr. Oklak serving as Chair. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Our Board has determined that each of the members of our Audit Committee is “financially literate” as that term is defined by the NYSE corporate governance listing standards. The Audit Committee has oversight responsibilities regarding:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and

•	the design and implementation and performance of our internal audit function.
The Audit Committee is also responsible for, among other things:

•
appointing, evaluating, compensating, and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;

•	preparing the audit committee report required by SEC regulations to be included in our proxy statement;

•	reviewing and discussing the Company’s annual and quarterly financial statements with management and the independent auditor;

•	engagement, evaluation and compensation of the internal auditor;

•	discussing our overall risk assessment and management, including major financial risks; and

•	reviewing and approving any transaction between us and a related person pursuant to our related person transaction policy.

Our Board of Directors has adopted a written charter for our Audit Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Audit Committee Charter”.
Compensation Committee
Messrs. Gartland, Alschuler and Bass are the members of the Compensation Committee of the Board of Directors with Mr. Gartland serving as Chair. Each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Compensation Committee is responsible for, among other things:

•
annually reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation, setting our Chief Executive Officer’s compensation;

•	reviewing and setting the compensation of our executive officers other than the Chief Executive Officer;

•	reviewing and making recommendations to our Board of Directors regarding director compensation;

•	reviewing and approving or recommending to our Board of Directors our incentive compensation and equity-based plans and arrangements;

•
reviewing and discussing with management our Compensation Discussion & Analysis ("CD&A") and considering whether to recommend to our Board of Directors that our CD&A be included in the appropriate filing;

•	preparing the annual Compensation Committee Report;

•	overseeing and periodically assessing material risks associated with our compensation structure, policies and programs generally for all employees, including our executive officers.
The Compensation Committee has retained FPL Associates L.P. (“FPL”) to serve as the Compensation Committee’s independent compensation consultant since our separation on February 3, 2015 from InvenTrust Properties Corp. (“InvenTrust”).  FPL was engaged to assist the Compensation Committee with a variety of tasks, which for 2016 included, among other things, developing our public peer group, analyzing pay by both magnitude and structure across such group, evaluating our compensation programs for both executives and non-employee directors, providing market trends and information on best practices, and assisting with the design of our pay systems, which includes a long-term incentive program for our executives.  The Compensation Committee assessed the independence of FPL, including consideration of the independence factors specified in the NYSE listing standards, and concluded that no conflict of interest existed in 2016 that would prevent FPL from serving as an independent consultant to the Compensation Committee.  The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.
Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Compensation Committee Charter”.
Nominating and Corporate Governance Committee
Mmes. McCormick and Goulet and Mr. Alschuler are the members of the Nominating and Corporate Governance Committee of the Board of Directors with Ms. McCormick serving as Chair. Each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee is responsible for, among other things:

•
identifying individuals qualified to become members of our Board of Directors and ensuring that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds, and recommending to the Board the nominees for election to the Board at annual meetings of stockholders;

•	reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee of the Board of Directors;

•
developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and, from time to time, reviewing such guidelines and recommending changes to the Board of Directors for approval as necessary; and

•	overseeing the annual self-evaluations of the Board of Directors and the respective committees.
Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Nominating and Governance Committee Charter”.

Selection of Director Nominees
The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors.
The Nominating and Corporate Governance Committee will consider relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors. The Nominating and Corporate Governance Committee does not have a set policy for considering or weighing diversity in identifying nominees, however it will consider all factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, other board service, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Nominating and Corporate Governance Committee will screen all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the Nominating and Corporate Governance Committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by one or more members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may retain a search firm in the future to assist with identifying and recruiting director candidates for our Board.
The Nominating and Corporate Governance Committee will consider director candidates properly recommended by stockholders for our 2018 annual meeting of stockholders. Any such recommendations should be included in a written notice addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com. The notice must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and include the information required by the Company’s bylaws for advance notice of stockholder nominees for director. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of Xenia common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the NYSE. December 1, 2017 is the deadline established by the Nominating and Corporate Governance Committee for submission of potential director nominees for consideration by the Nominating and Corporate Governance Committee for nomination at the 2018 annual meeting of stockholders.
Executive Committee
Messrs. Donahue, Verbaas, Gartland and Oklak and Ms. McCormick are the members of the Executive Committee of the Board of Directors with Mr. Donahue serving as Chair.
The Executive Committee has, and may exercise, all the powers of the Board in the management of the business and affairs of the Company between meetings of the Board of Directors, except (a) as limited by our charter or bylaws, each as amended, the rules of the NYSE or applicable law or regulation and (b) with respect to matters that are specifically reserved for the Board or another committee of the Board.
Our Board of Directors has adopted a written charter for our Executive Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations - Corporate Governance - Executive Committee Charter”.
Director Independence
Under our Corporate Governance Guidelines, our Board of Directors will be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. The Board is required to make an affirmative determination at least annually as to the independence of each director. In making independence determinations, the Board reviews all relevant business relationships any director or nominee for director may have with the Company, including that certain entities affiliated with the directors may pay amounts to the Company for room accommodations and meeting space in the ordinary course of business. Of the eight persons who serve on our Board of Directors, our Board has determined that each of Messrs. Donahue, Oklak, Alschuler, Bass and Gartland and Mmes. Goulet and McCormick, or 87.5% of our directors, satisfy the listing standards for independence of the NYSE.
Corporate Governance Guidelines
Our Board of Directors has adopted a set of Corporate Governance Guidelines, which are available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Corporate Governance Guidelines”.

Code of Ethics and Business Conduct
Our Board has adopted a code of ethics and business conduct that applies to our directors, officers and employees. Among other matters, our code of ethics and business conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of law or the code to appropriate persons identified in the code;

•	accountability for adherence to the code of ethics and business conduct, including fair process by which to determine violations;

•	consistent enforcement of the code of ethics and business conduct, including clear and objective standards for compliance;

•	protection for persons reporting any such questionable behavior;

•	the protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•	confidentiality of information entrusted to directors, officers and employees by the Company and its customers.
Any waiver of the code of ethics and business conduct for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and NYSE regulations.
Our code of ethics and business conduct is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Governance — Code of Ethics and Business Conduct”.
Stockholder Communications with our Board of Directors
Our Board of Directors has adopted a policy regarding stockholder communications with our Board of Directors. Pursuant to this policy, stockholders of the Company, or other interested parties, may communicate with independent members of the Board or the chairman of one of the Board committees, including the chairman of executive sessions of non-management directors, by addressing any communications to the intended recipient by name or position in care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com.
Our policy regarding stockholder communications contains additional information regarding these communications and is available on our website at www.xeniareit.com under the headings “Investor Relations - Corporate Governance - Stockholder Communications Policy”.
Compensation Committee Interlocks and Insider Participation
Messrs. Gartland, Alschuler and Bass are the members of the Compensation Committee of the Board of Directors. None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Compensation of Directors
Cash Compensation
Under our prior Director Compensation Program, which was adopted by our Board as of September 17, 2015 (the “Prior Director Compensation Program”), each non-employee director was entitled to receive an annual cash retainer of $70,000 for 2016. In addition, committee members and chairpersons, and our Non-Executive Chairman were entitled to receive the following additional annual cash retainers (as applicable):
Chair of Audit Committee: $20,000
Chair of Compensation Committee: $20,000
Chair of Nominating and Governance Committee: $15,000
Non-Chair Committee Member: $5,000

Non-Executive Chairman: $105,000
Equity Compensation
In addition to the cash retainers, each non-employee director who was initially elected to serve on the Board after the effective date of the Prior Director Compensation Program was granted an award of shares of our common stock on the effective date of such initial election with a value equal to $75,000. Awards granted to directors who were elected or appointed on a date other than an annual meeting date would be pro-rated to reflect the director’s partial year service. Additionally, the Prior Director Compensation Program provided that each director who was re-elected at an annual meeting would be granted fully vested LTIP Units of the Operating Partnership on the date of the annual meeting with a value equal to $75,000. All such awards were fully vested as of the date of grant.
Restated Director Compensation Program
On February 24, 2017, upon the recommendation of our Compensation Committee, our Board amended and restated the Prior Director Compensation Program, effective as of May 23, 2017 (as amended and restated, the “Director Compensation Program”). The material terms of the Director Compensation Program are described below:
Cash Compensation
Under our the Director Compensation Program, each non-employee director will be entitled to receive an annual cash retainer of $75,000. In addition, committee members and chairpersons, and our Non-Executive Chairman will be entitled to receive the following additional annual cash retainers (as applicable):
Chair of Audit Committee: $20,000
Chair of Compensation Committee: $17,500
Chair of Nominating and Governance Committee: $15,000
Non-Chair Audit Committee Member: $10,000
Non-Chair Compensation Committee Member: $5,000
Non-Chair Nominating and Corporate Governance Committee Member: $5,000
Non-Executive Chairman: $95,000
Equity Compensation
In addition to the cash retainers, each non-employee director who is initially elected or appointed to serve on the Board after the effective date of the Director Compensation Program will be granted an award of shares of our common stock on the effective date of such initial election or appointment with a value equal to $85,000. Awards granted to directors who are elected or appointed on a date other than an annual meeting date will be pro-rated to reflect the director’s partial year service. Additionally, the Director Compensation Program provides that each director who is re-elected at an annual meeting will be granted fully vested LTIP Units of our Operating Partnership on the date of the annual meeting with a value equal to $85,000. Under certain circumstances, a director may be granted an equivalent number of shares of our common stock in lieu of LTIP Units. All such awards will be fully vested as of the date of grant.
2016 Non-Employee Director Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2016. This table excludes Mr. Verbaas, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Verbaas in 2016 is reflected in the Summary Compensation Table.

Name	Fees Earned in Cash ($)(1)	LTIP Unit Awards ($)(2)	Total ($)
Jeffrey H. Donahue	$180,000	$75,003	$255,003
John H. Alschuler	$80,000	$75,003	$155,003
Keith E. Bass	$75,000	$75,003	$150,003
Thomas M. Gartland	$90,000	$75,003	$165,003
Beverly K. Goulet	$80,000	$75,003	$155,003
Mary E. McCormick	$85,000	$75,003	$160,003
Dennis D. Oklak	$90,000	$75,003	$165,003

(1)	Amounts reflect annual retainers and, if applicable, committee chair and member retainers and non-executive chairman retainers earned in 2016.

(2)
Amounts reflect the grant date fair value of LTIP Unit awards granted during 2016 computed in accordance with ASC Topic 718. For additional information regarding the assumptions used to calculate the value of such LTIP Unit awards, please refer to Note 14 in our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016. Each non-employee director was granted 4,842 fully vested LTIP Units of the Operating Partnership during 2016. The number of LTIP Units granted to each non-employee director was determined by dividing (x) $75,000, by (y) the closing trading price of a share of our common stock on the date of grant, rounded up to the nearest whole LTIP Unit.

ARTICLE III: EXECUTIVE OFFICERS
The following sets forth information regarding executive officers of the Company.

Name	Age	Position
Executive Officers
Marcel Verbaas	47	Director, President and Chief Executive Officer
Barry A.N. Bloom	52	Executive Vice President and Chief Operating Officer
Atish Shah	44	Executive Vice President, Chief Financial Officer and Treasurer
Philip A. Wade	40	Senior Vice President and Chief Investment Officer
Joseph T. Johnson	42	Senior Vice President and Chief Accounting Officer
Biographical information pertaining to Mr. Verbaas, who is both a director and an executive officer of the Company, can be found in the section above entitled “Corporate Governance — Our Board of Directors.”
Barry A.N. Bloom, is our Executive Vice President and Chief Operating Officer and has held this position with Xenia or its affiliated entities since July 2013. In this role, Mr. Bloom is responsible for direct oversight of the asset management and project management functions as well as a variety of strategic and operational corporate functions of Xenia. From July 2011 to June 2013, Mr. Bloom served as an Associate Professor of the Practice in the School of Hospitality Administration at Boston University and from July 2010 to June 2011, Mr. Bloom served as an Instructor in the School of Hospitality Leadership at DePaul University. From 2008 to 2011, Mr. Bloom co-founded and was a Principal of Abacus Lodging Investors LLC, a hotel investment and advisory firm. Prior to pursuing an academic career, Mr. Bloom worked for a variety of leading hotel investment firms, most recently as Executive Vice President of Portfolio Management & Administration with CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was responsible for oversight of the company’s $6.6 billion portfolio. Prior to CNL, he served as Vice President - Investment Management for Hyatt Hotels Corporation from 2000 to 2003. In addition, Mr. Bloom has worked for Tishman Hotel & Realty, VMS Realty Partners, and Pannell Kerr Forster (now CBRE Hotels). Mr. Bloom received his Bachelor of Science degree in Hotel and Restaurant Management as well as a Master of Business Administration degree from Cornell University and a Doctor of Philosophy degree in Hospitality Management from Iowa State University.
Atish Shah, is our Executive Vice President, Chief Financial Officer and Treasurer and has held this position with Xenia since April 2016. Mr. Shah most recently served as Senior Vice President – Strategy, Financial Planning & Analysis, and Investor Relations for Hyatt Hotels Corporation (“Hyatt”), a position he held beginning September 2012. From April 2015 to March 2016, Mr. Shah also served as Interim Chief Financial Officer for Hyatt. In this role, Mr. Shah had responsibility for the global finance function, including treasury, tax, accounting, internal audit, operations finance, and purchasing. Mr. Shah began at Hyatt in December 2009 as Senior Vice President – Investor Relations. Prior to joining Hyatt, Mr. Shah served as a portfolio manager of a hospitality real estate private equity fund at Lowe Enterprises. Prior to that, he worked for Hilton Hotels Corporation in a variety of finance roles, including those in feasibility, planning, investment analysis and investor relations. Mr. Shah holds a Bachelor of Science with Honors from Cornell University, a Master of Management in Hospitality from Cornell University and an MBA from The Wharton School of the University of Pennsylvania.
Philip A. Wade, is our Senior Vice President and Chief Investment Officer. Mr. Wade has served as Chief Investment Officer since January 2014, Senior Vice President since January 2011 and Vice President since 2007 of Xenia or certain of its affiliated entities. Mr. Wade is responsible for our investment activities, and has been involved in all of our hotel acquisitions and dispositions. From 2005 to 2007, Mr. Wade was the Director of Acquisitions & Asset Management for The Procaccianti Group, a real estate investment and management company, where he was responsible for underwriting the company’s hotel acquisitions and asset management of its hotel portfolio. Mr. Wade also was a senior analyst in the acquisitions department of CNL Hotels & Resorts, Inc., from 2002 to 2005, and started his hospitality career as a consultant with PKF Consulting, a hospitality and real estate consulting firm, in 1999. Mr. Wade received his Bachelor of Science degree in Management from the A.B. Freeman School of Business at Tulane University.
Joseph T. Johnson, is our Senior Vice President and Chief Accounting Officer and has held this position since May 2015. In this role, Mr. Johnson has primary responsibility of overseeing accounting, SEC financial reporting and taxation. Previously, Mr. Johnson served as Chief Financial Officer of CNL Healthcare Properties, Inc. and CNL Lifestyle Properties, Inc., each of which were public non-listed REITS, from 2011 until April 2015.  Prior to and during that time Mr. Johnson also held various other positions with these entities and their affiliates, including Senior Vice President, Treasurer and Chief Accounting Officer.  Prior to this, Mr. Johnson served as Vice President of Financial Reporting for CNL Hotels & Resorts, Inc. a public non-listed lodging REIT. Mr. Johnson began his career in the audit practice of KPMG LLP. He is a graduate of the University of Central Florida and holds a Bachelor of Science and Masters in Accounting from the Kenneth G. Dixon School of Accounting at the University of Central Florida.

ARTICLE IV: EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. We refer to this group collectively as our “named executive officers.” Our named executive officers for 2016 are:

•	Marcel Verbaas, President and Chief Executive Officer;
•    Barry A.N. Bloom, Executive Vice President and Chief Operating Officer;
•    Atish Shah, Executive Vice President, Chief Financial Officer and Treasurer(1);
•    Andrew J. Welch, Former Executive Vice President, Chief Financial Officer and Treasurer(2);
•    Philip A. Wade, Senior Vice President and Chief Investment Officer; and
•    Joseph T. Johnson, Senior Vice President and Chief Accounting Officer.

(1)	Mr. Shah’s appointment to these positions was effective April 25, 2016

(2)	Mr. Welch resigned his employment with the Company effective March 13, 2016.
Prior to our listing on the NYSE in 2015, we were a wholly owned subsidiary of InvenTrust. As such, all compensation programs in effect in 2014 and during 2015 prior to the completion of our separation from InvenTrust on February 3, 2015 were implemented by the board of directors of InvenTrust (or a committee thereof) or InvenTrust's former business manager. Following the completion of our separation and listing on the NYSE, executive compensation decisions have been made by our Compensation Committee.
In 2015, our Compensation Committee undertook a review of the compensation programs in effect prior to our being a stand-alone company and revised certain aspects of the compensation programs with the intent to align our executive compensation programs with the interests of our stockholders and to increase the correlation between executive compensation and Company performance. Examples of such revisions to the compensation program include, but are not limited to the replacement of our named executive officers’ employment agreements with severance agreements in May 2015, which resulted in the removal of annual guaranteed time-based equity grants, and revising the annual bonus and equity compensation programs for our named executive officers.
Executive Summary
Company Highlights
During 2016, the lodging industry exhibited modest growth fundamentals, indicating softening in the market. We believe our strategy of targeting primarily the Top 25 Markets and key leisure destinations has proved to be beneficial as the majority of our markets do not see the same impact of a strong dollar and alternative rental accommodations as seen in gateway markets. We continued to successfully execute on our strategic objectives, including an intense focus on asset management, capital investment, and strengthening of our balance sheet.
We realized several significant accomplishments in 2016, including:

•
We increased our year-end total portfolio revenue per available room (“RevPAR”)(1), which includes the results of hotels that were sold or acquired during 2015 and 2016, by 4.7% to $149.32 for 2016 compared to $142.59, for 2015.

•	We generated Adjusted FFO(1) per share of $2.20, a 2.3% increase over 2015.

•
We executed several transactions that increased the overall quality of our portfolio, including the acquisition of the 245-room Hotel Commonwealth in Boston, Massachusetts for a purchase price of $136 million and the sale of nine hotels comprising 1,887 rooms for total consideration of $290 million. These dispositions allowed the Company to exit several non-core, low-growth markets including Gainesville, Florida and St. Louis, Missouri, as well as reduce exposure in Houston, Denver, and Chicago.

•
We completed several significant financing activities that allowed us to extend the weighted average maturity date of our outstanding debt to 4.7 years, including available extension options. Additionally, we reduced our weighted average interest rate from 3.51% to 3.24% while also reducing our interest rate risk exposure by fixing LIBOR on $139 million of variable rate debt on our hotel properties. These financing activities included the repayment of seven mortgage loans totaling $277 million and refinancing or modifying three mortgage loans that resulted in $52 million of incremental proceeds. In addition, the Company received $185 million in proceeds from the funding of a term loan and a new mortgage loan.

•
We strategically invested $57 million in capital expenditure projects, including extensive renovations and upgrades at the Marriott Napa Valley Hotel & Spa, renovation and rebranding of the Hyatt Centric Key West Resort & Spa and the completion of the meeting room and ballroom renovations at the Renaissance Atlanta Waverly Hotel. Further, we opportunistically accelerated the timing of renovations at several of our hotels to take advantage of the current environment, several of which we commenced in the fourth quarter.

•
We increased the awareness of Xenia within the institutional investor community through a successful investor and analyst day and numerous investor meetings held throughout the year. We experienced an increase in institutional ownership and three additional analysts initiated coverage of the Company.

•	We repurchased 4,966,763 shares at a weighted average price $14.89 per share for an aggregate purchase price of $74 million.

•
We declared four quarterly dividends totaling $1.10 per share, returning approximately $118.3 million to stockholders and representing a 7.2% yield relative to the Company's stock price on December 31, 2015.

•
We maintained and strengthened financial reporting controls and risk management procedures. The initial audit of our internal controls over financial reporting was unqualified and found no material weaknesses, as set forth in the independent auditor report filed as part of our Annual Report on Form 10-K for the year ended December 31, 2016.

•
We achieved total stockholder return ("TSR") of 35.5% for 2016, which was higher than each member of our Peer Group (as defined in "Determination of Compensation") and higher than the MSCI REIT Index total shareholder return of 8.6%. In addition, the Company’s TSR since February 4, 2015 (our listing date) has performed above our Peer Group. The graphs below, as of December 31, 2016, illustrate our performance over such timeframes.

(1)
Please refer to "Part II - Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures" of our Annual Report on Form 10-K for the year ended December 31, 2016 for further information about how we calculate RevPAR and Adjusted FFO and the reconciliation of Adjusted FFO to Net Income. This also provides information as to why we consider these non-GAAP financial measures to be useful key supplemental measures of our operating performance.

(2)	The TSR Performance vs Peer Group excludes APLE as it was not yet listed as of February 4, 2015 (our listing date).

Overview of Executive Compensation Program
The Company believes compensation should reinforce and promote the business objectives of the Company. The Company also believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals approved by the Compensation Committee. The primary purpose of the Company’s executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.
A significant percentage of compensation for our executive officers is based on performance. Performance-based pay aligns the interests of management with the Company’s stockholders. For 2016, approximately 67% of Mr. Verbaas’ and an average of approximately 56% of the Company’s other named executive officers’ target total compensation was performance-based. The charts below depict the composition, at target levels, of each element of compensation, including those that are performance-based. The Company seeks to align the interests of executive officers with those of its stockholders by providing a significant portion of executive officers’ compensation in the form of equity, either through shares of common stock or units of limited partnership interest in the Company’s Operating Partnership. Through share ownership guidelines for executive officers and grants of time- and performance-

based vesting LTIP Units, the value of the executive officers’ total compensation increases as total returns to stockholders increase. Moreover, the Company’s executive compensation is designed to reward favorable total stockholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the lodging REIT industry and each executive’s long-term career contributions to the Company.

Highlighted below are the key objectives and elements of our executive compensation program, the purpose of each element and the process for determining each element.

Compensation Element	Description and Purpose		Process/Highlights
Base Salary	•	Fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed each year in connection with a comprehensive review of the entire executive compensation program.
	•	Based on competitive market data, individual role, experience, performance and potential.	•	Refer to the subsection entitled “Annual Base Salary” under the discussion of “Elements of Executive Compensation Program” for the base salaries for the named executive officers.

Annual Cash Incentive Compensation	• • •
Performance-based cash incentives that reward achievement of annual performance objectives.

Tied to the Company's business plan and individual goals.

For 2016, 45% on Adjusted FFO per share, 15% on Adjusted EBITDA, 15% on RevPAR Growth, and 25% on individual objectives.
•
In 2016, our Adjusted FFO per share was $2.20 resulting in a payout of approximately 78.5% of target for this component for Messrs. Verbaas, Bloom, and Shah and 73.1% for Messrs. Wade and Johnson. Adjusted EBITDA was $287.3 million, resulting in a payout of approximately 63.2% of target for this component for Messrs. Verbaas, Bloom, and Shah and 54.0% for Messrs. Wade and Johnson. Same-Property RevPAR Growth was -0.3% resulting in no payout for this component. The named executive officers achieved the maximum for their individual objectives. Actual bonuses paid for 2016 performance as a percentage of each executive’s target were approximately 84.8% for Messrs. Verbaas, Bloom, and Shah and 78.5% for Messrs. Wade and Johnson.

			•	Refer to the subsection entitled “Non-Equity Incentive Program” under the discussion of “Elements of Executive Compensation Program” for more detail.

Long-Term Equity Incentive Compensation	•	Aligns executive compensation with total stockholder return over multi-year performance and vesting periods.	•
In 2016, the target long-term equity grants awarded to our named executive officers were converted into 75% performance-based Class A Unit awards and 25% Time-Based LTIP Unit awards (as defined in "Elements of Executive Compensation - Equity Compensation") by dividing the Target Equity Grant (as defined in the "Elements of Executive Compensation - Equity Compensation" section) by the price of the Company’s common stock at closing on the grant date, which provides for the ability for each recipient to vest an amount equal to 100% of the number of LTIP Units granted in connection with the Target Equity Grant if target performance objectives are met over a three year performance and vesting period. The Time-Based LTIP Units vest in substantially equal amounts over three years.

			•	Grants are made in the first quarter each year.
	• •	75% of long-term equity incentives are earned based on Company performance. Promotes retention of key talent.	•
75% of the value of each Target Equity Grant made in 2016 was in the form of performance-based Class A Units that may be earned from 0% to 233% of a target number of performance-based Class A Units based on our total stockholder return on an absolute basis or relative to the stated peer group over a three-year performance period.

•
When combined with the Time-Based LTIP Units, the performance-based Class A Unit awards will vest at 50% of the number of LTIP Units granted in connection with the Target Equity Grant if threshold performance targets are met and up to 200% of the LTIP Units granted in connection with the Target Equity Grant if maximum performance goals are achieved.

Refer to the subsection entitled “Equity Compensation” under the discussion of “Elements of Executive Compensation Program” for more detail.

Benefits and Perquisites	•	Designed to attract and retain high-performing employees.	•	All benefits and perquisites are reviewed annually.
	•	Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.
	•	Named executive officers participate in the same benefits plans as all other employees.
Compensation Best Practices
Our executive compensation program incorporates the following best practices:

•	Our executives’ total compensation opportunity is primarily based on Company performance, awarded through our annual and long-term incentive compensation programs.

•	No guarantees of equity awards or cash incentive payments are provided.

•	Our Chief Executive Officer receives approximately 60% and other named executive officers receive approximately 53% of target total compensation in the form of long-term equity incentives.

•	Any change in control cash payments pursuant to severance agreements with our named executive officers are subject to a "double-trigger."

•	Named executive officers are required to accumulate and hold a meaningful amount of stock. Refer to the subsection entitled “Stock Ownership Guidelines” for more detail.

•	Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive compensation.

•	Our Compensation Committee regularly reviews the Company’s compensation plans and programs to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements create risks that are reasonably likely to have a material adverse effect on us.

•	We do not provide change in control excise tax “gross-up” payments.

•	We maintain an anti-hedging policy which prohibits short sales and the purchase or sale of puts, calls or other derivative securities of the Company.

•	We maintain an anti-pledging policy which prohibits the pledging of Company securities.
Determination of Compensation
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to all of our named executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program, as well as specific compensation levels for each named executive officer. In its role, the Compensation Committee utilizes market data from publicly available sources and as provided by FPL. Additionally, the Compensation Committee reviews and considers the recommendations of Mr. Verbaas with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Verbaas with respect to these matters because, given his knowledge of the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers.
Independent Consultant
FPL advises our Compensation Committee on compensation program design and the amounts we should pay to our named executive officers. FPL provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FPL does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company.
Annual Process
At the end of each year, our Compensation Committee reviews the total compensation of each of our named executive officers for that year, including an estimate of the incentive plan compensation for the year. At this meeting, our Compensation Committee also reviews appropriate compensation studies and surveys provided by FPL. After the review, our Compensation Committee finalizes and approves the design of the compensation program for the upcoming year.
Use of Competitive Peer Group
Our Compensation Committee engages FPL annually to provide a study of our executive officer compensation compared to executive officer compensation at nine similarly situated lodging REITs, or what we call our “Peer Group.” Our Peer Group was selected because their total assets, asset characteristics, revenues, number of employees and market capitalization were comparable to ours. The Peer Group consisted of nine public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to review compensation for our named executive officers.  The Peer Group had total enterprise value ranging from approximately $2.2 billion to $5.8 billion (as of December 31, 2016), compared to the Company’s total enterprise value of $2.9 billion (as of December 31, 2016).  The members of our Peer Group are:

Apple Hospitality REIT, Inc.	FelCor Lodging Trust Incorporated	Pebblebrook Hotel Trust
Chesapeake Lodging Trust	Hersha Hospitality Trust	RLJ Lodging Trust
DiamondRock Hospitality Company	LaSalle Hotel Properties	Sunstone Hotel Investors, Inc.
Following the review of the study and considering the experience and skill level of each executive, our Compensation Committee sets an appropriate base salary for the named executive officers along with target bonuses and equity awards for the following year. While the Compensation Committee examines market data, including data derived from the Peer Group, the Compensation Committee also takes into consideration a number of qualitative factors and individual assessments in arriving at an appropriate compensation package for each individual executive officer and the Compensation Committee does not set the compensation of the named executive officers to a particular percentile of the Peer Group or any single component thereof, such as base salary, total cash compensation, incentive compensation or total compensation. Instead, the Compensation Committee reviews the compensation information to inform itself of the compensation amounts paid by the Company’s competitors to their executive officers and therefore required for executive officer recruitment and retention.
Subsequent to the end of the year and once the financial results for the prior year are available, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term equity incentive awards. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Elements of Executive Compensation Program
Annual Base Salary
2016 and 2017 Salaries
Our named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each of the executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2016 and 2017, the base salary of each of our named executive officers was based on the following qualitative and quantitative factors:

•	an amount necessary to retain the named executive officers;

•	the scope of the named executive officer’s responsibilities;

•	the experience and skill set possessed by the particular named executive officers;

•	the role within the executive management team;

•	the competitive market compensation paid to executive officers in similar positions within our peer group.
The 2016 annual base salaries for the named executive officers are provided in the "Summary Compensation Table" or in the footnotes to the same. For 2017, after considering the information and analysis provided by FPL regarding the compensation levels of executive officers of the Peer Group, the Compensation Committee decided not to increase the Chief Executive Officer’s annual base salary and to increase the other named executive officers’ annual base salaries so that their base salaries are more comparable to those of the equivalent officers in the Peer Group. As a result, the Compensation Committee approved annual base salaries for 2017 for Messrs. Verbaas, Bloom, Shah, Wade and Johnson of $800,000, $515,000, $475,000, $335,000 and $320,000, respectively.
Non-Equity Incentive Program
2016 Bonuses
In 2016, our named executive officers, with the exception of Mr. Welch, participated in an annual bonus program under which each of the executives was eligible to receive an annual cash performance bonus based upon the achievement of certain performance criteria.
The threshold, target and maximum bonus levels for each of our named executive officers for 2016 were:

Name	Threshold Annual Bonus (% of annual base salary)	Target Annual Bonus (% of annual base salary)	Maximum Annual Bonus (% of annual base salary)
Marcel Verbaas	75.0%	125%	200.0%
Barry A.N. Bloom	60.0%	100%	160.0%
Atish Shah	54.0%	90%	144.0%
Philip A. Wade	37.5%	75%	112.5%
Joseph T. Johnson	30.0%	60%	90.0%
Performance between threshold and target and between target and maximum levels is interpolated on a straight-line basis.

Under the annual bonus compensation program, the 2016 performance metrics were: (1) Adjusted FFO per share, (2) Adjusted EBITDA, (3) RevPAR growth, and (4) individual performance. Adjusted FFO per share, Adjusted EBITDA and RevPAR growth are non-GAAP financial measures. The weighting of each performance metric for the annual bonus compensation program for each of our named executive officers in 2016 was as follows:

Metric	Weighting
Adjusted FFO per share	45%
Adjusted EBITDA	15%
RevPAR Growth	15%
Individual Performance	25%
Adjusted FFO Per Share
Adjusted FFO per share is determined by adjusting the Company’s FFO per share as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), to add back hotel acquisition costs and non-cash amortization of certain non-cash items, including intangible assets and unfavorable contract liabilities.
The Company believes that Adjusted FFO per share, which is a non-GAAP measure, is a useful and key supplemental measure of operating performance, as it excludes the effect of non-recurring items and historical cost accounting metrics, such as real estate depreciation and amortization, which may be of lesser significance in evaluating current performance. We believe that the use of Adjusted FFO per share can facilitate comparisons of operating performance between periods and between REITs, making the metric beneficial to investors’ complete understanding of our operating performance.
Accordingly, the Compensation Committee determined that 45% of the overall cash bonus for each executive officer would be based upon the level of Adjusted FFO per share generated by the Company during 2016. For 2016, the Compensation Committee evaluated the Company’s 2016 acquisition and disposition activity. The Compensation Committee discussed these items and determined that it was appropriate for this purpose to adjust the Company’s threshold, target and maximum levels of Adjusted FFO per share to $2.150, $2.265, and $2.380, respectively. The Company’s 2016 Adjusted FFO per share of $2.203 fell between the adjusted threshold and target levels of performance for this metric.
Adjusted EBITDA
EBITDA is a commonly used measure of performance in the lodging REIT industry and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Adjusted EBITDA is determined by adjusting the Company’s EBITDA for items we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel properties.
We consider Adjusted EBITDA useful to an investor regarding our results of operations, in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure, asset base, and non-recurring items from our operating results. We believe Adjusted EBITDA provides investors with another performance measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Accordingly, the Compensation Committee determined that 15% of the overall cash bonus for each executive officer would be based upon the level of Adjusted EBITDA generated by the Company during 2016. For 2016, the Compensation Committee evaluated the Company’s 2016 acquisition and disposition activity. The Compensation Committee discussed these items and determined that it was appropriate for this purpose to adjust the Company’s threshold, target and maximum levels of Adjusted EBITDA to $286.1 million, $301.6 million, and $317.1 million, respectively. The Company’s 2016 Adjusted EBITDA of $287.3 million fell between the adjusted threshold and target levels of performance for this metric.
RevPAR Growth
RevPAR is a measure commonly used in the lodging industry to quantify nightly room revenue. The measure can be applied to a single hotel, market, or the industry and can pertain to a single night, week, month, or year. RevPAR is calculated as either (1) the product of the average daily rate (“ADR”) and occupancy rate, or (2) dividing hotel room revenue by room nights available to guests for a given period, and does not include non-room revenues such as food and beverage revenue or other operating revenues.
RevPAR is a metric used in the hotel industry to make an assessment regarding a hotel's operations and its ability to fill its available rooms at an average rate. Increasing a property's RevPAR means that its average room rate or its occupancy rate are increasing. RevPAR growth, the change in RevPAR year over year, is an industry-wide metric used to measure top-line revenue growth, which we believe gives a useful measure of our performance.

Accordingly, the Compensation Committee determined that 15% of the overall cash bonus for each executive officer would be based upon the level of RevPAR Growth generated by the Company during 2016. For 2016, the Compensation Committee evaluated the Company’s 2016 acquisition and disposition activity. The Compensation Committee discussed these items and determined that it was appropriate for this purpose to adjust the Company’s threshold, target and maximum levels of RevPAR Growth to 1.1%, 3.1%, and 5.1%, respectively. The Company’s 2016 RevPAR growth of -0.3% was below the threshold level of performance for this metric.
Individual Performance Objectives
Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities. A summary of each executive’s objectives is as follows:

•
Mr. Verbaas’ objectives primarily involved optimizing organizational infrastructure, appropriately defining roles and job responsibilities for each executive officer, increasing investor community awareness, establishing clear objectives regarding capital allocation strategies and executing on such strategies, refinancing near term debt maturities, and executing an efficient corporate office relocation while minimizing disruption of operations.

•
Mr. Bloom’s objectives primarily involved direction and oversight to the asset management and project management teams, preparing and implementing a detailed three year plan for major capital initiatives, integrating a corporate strategy and analytics function, executing strategic opportunities to reposition properties, and playing an integral role in the investor relations function.

•
Mr. Shah’s objectives primarily involved improving the Company’s profile within the investment community, optimizing business intelligence and analytics functions, developing and implementing long-term capital and balance sheet strategy, and management of accounting, reporting, tax and technology functions.

•
Mr. Wade’s objectives primarily involved maintaining a substantial acquisition pipeline consistent with the corporate strategy and growth objectives, maintaining and expanding relationships with potential acquisition and disposition sources, evaluating the existing portfolio for disposition opportunities, and managing ongoing and future tax appeals.

•
Mr. Johnson’s objectives primarily involved evaluating interdepartmental workflows for efficiencies, forecasting REIT taxable income in connection with dividend analysis, completing certain internal audit functions successfully, and improving network and system security and recoverability functions.

Our Compensation Committee asked our Chief Executive Officer to provide his assessment of each executive officer as it relates to the individual performance objectives. Following the review of the Chief Executive Officer’s assessment and a detailed discussion with our Chief Executive Officer regarding each of the other officers, our Compensation Committee concluded that each of the executives, including the Chief Executive Officer, substantially completed all of the individual objectives and that each executive earned a maximum payout for the individual performance component of each executive’s bonus. Our Compensation Committee reached this conclusion upon weighing the results achieved by the Company in 2016. Not only did each executive professionally perform the objectives personal to him at a high level, but together the executives achieved the strong results for the Company outlined above under Company Highlights.
The actual cash incentive compensation earned and paid for 2016 performance as a percentage of base salary and as a percentage of target were as follows:

	2016 Cash Incentive Earned
Name	% of Base Salary	% of Target	Total ($)
Marcel Verbaas	106.0%	84.8%	$847,898
Barry A.N. Bloom	84.8%	84.8%	$423,949
Atish Shah(1)	76.3%	84.8%	$257,549
Philip A. Wade	58.9%	78.5%	$191,313
Joseph T. Johnson	47.1%	78.5%	$138,922
(1) Mr. Shah’s 2016 bonus was prorated to reflect the commencement of his employment with the Company in April 2016.
Equity Compensation
In connection with our separation from InvenTrust, we adopted the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (the "2015 Incentive Award Plan") in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates, to enable our company and certain of our affiliates to obtain and retain the services of these individuals, which is essential to our long-term success, and to establish an equity-based compensation program suitable for a publicly-traded company. In 2016, with the exception of Mr. Welch, each of our named executive officers was granted Class A Units and Time-Based LTIP Units and Mr. Shah was granted an additional award of time-based restricted stock units, in each case, under the 2015 Incentive Award Plan. Generally, we target providing at least half of each executive’s total target compensation opportunity in the form of long-term equity incentives, which for performance-based equity awards are measured over a three-year performance period. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our Peer Group. Messrs. Verbaas, Bloom, Shah, Wade, and Johnson each received a total target equity grant of $2,750,000, $1,100,000, $800,000, $600,000, and $375,000 (each, a "Target Equity Grant"), respectively, of which 75% of such Target Equity Grant was in the form of Class A Units and 25% was in the form of Time-Based LTIP Units based on the Company’s closing price on March 17, 2016, with the potential to receive up to 2x the Target Equity Grant if maximum performance is achieved under the Class A Units awards as further discussed below. The equity awards are subject to accelerated vesting in the event of certain terminations of employment and/or a change in control, as more fully described in the “Potential Payments Upon Termination or Change in Control” section.
LTIP Units
LTIP Units may be issued to eligible participants in the 2015 Incentive Award Plan for the performance of services to or for the benefit of the Operating Partnership. LTIP Units (other than Class A Units that have not vested), whether vested or not, receive the same quarterly per-unit distributions as common units in the Operating Partnership (“Common Units”), which equal the per-share distributions on shares of our common stock. Class A Units that have not performance vested generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of Common Units.
Initially, LTIP Units do not have full parity with Common Units with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Common Units at any time, and thereafter enjoy all the rights of Common Units, including redemption rights. Common Units are redeemable for cash based on the fair market value of an equivalent number of shares of our common stock, or, at the election of the Company, an equal number of shares of our common stock, each subject to adjustment in the event of stock splits, specified extraordinary distributions or similar events.
In order to achieve full parity with Common Units, LTIP Units must be fully vested and the holder’s capital account balance in respect of such LTIP Units must be equal to the per-unit capital account balance with respect to the Common Units owned, directly and indirectly, by the Company.
Class A Units
General: Pursuant to the Class A Unit awards granted in 2016, each executive is eligible to vest in a number of Class A Units of the Operating Partnership ranging from 0% to 100% of the total Class A Units granted, based on our total shareholder return (“TSR”) during the performance period commencing on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”), measured on both an absolute basis and relative to the total shareholder returns of a specified peer group of companies during the Performance Period, subject to the executive’s continued service. TSR generally refers to the compounded annual growth rate in the value per share of our common stock during the Performance Period due to the appreciation in the price per share plus dividends declared during the Performance Period, assuming dividends are reinvested in shares of our common stock on the date that they were paid. Class A Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the Class A Unit award agreement governing such Class A Units, and the partnership agreement of the Operating Partnership, as amended from time to time (the “Partnership Agreement”).
Performance Vesting: A portion of each award of Class A Units is designated as a number of “base units.” Twenty-five percent (25%) of the base units are designated as “absolute TSR base units,” and seventy-five percent (75%) of the base units are designated as “relative TSR base units.” With respect to the absolute TSR base units, in the event that our TSR percentage over the Performance Period (the “Company TSR Percentage”) is achieved at the “threshold,” “target” or “maximum” level as set forth below, the award will become vested with respect to the percentage of absolute TSR base units set forth below:

	Company TSR Percentage	Absolute TSR Vesting Percentage
	< 6.0%	0.00%
“Threshold Level”	6.0%	14.29%
“Target Level”	9.0%	42.90%
“Maximum Level”	> 13.0%	100.00%

If the Company TSR Percentage falls between the levels specified above, the percentage of absolute TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The relative TSR base units vest based on the Company TSR Percentage as compared to the TSR percentages of the Peer Group.
In the event that the Peer Group Relative Performance is achieved at the “threshold,” “target” or “maximum” level as set forth below, the award will become vested with respect to the percentage of relative TSR base units set forth below:

	Peer Group Relative Performance	Relative TSR Vesting Percentage
	< 30th Percentile	0.00%
“Threshold Level”	30th Percentile	14.29%
“Target Level”	50th Percentile	42.90%
“Maximum Level”	> 80th Percentile	100.00%
If the Peer Group Relative Performance falls between the levels specified above, the percentage of relative TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The Class A Units granted reflect the maximum number of units that could vest over the performance period. The following table sets forth summaries of the threshold, target and maximum number of Absolute TSR Base Units and Relative TSR Base A Units, respectively, that could vest:

	Threshold Base Units		Target Base Units		Maximum Base Units
Name	Absolute	Relative	Absolute	Base	Absolute	Base
Marcel Verbaas	11,128	33,384	33,407	100,222	77,872	233,617
Barry A.N. Bloom	4,451	13,354	13,363	40,088	31,149	93,446
Atish Shah	3,237	9,712	9,719	29,155	22,654	67,961
Philip A. Wade	2,428	7,284	7,289	21,866	16,990	50,971
Joseph T. Johnson	1,518	4,552	4,556	13,666	10,619	31,856
In addition to the “base units,” an additional number of Class A Units (the “distribution equivalent units”) are included in each award. A number of distribution equivalent units having a value equal to the dividends that would have been paid during the Performance Period on the shares of our common stock corresponding to the base units that become performance vested (less any actual distributions made with respect to such units) will vest following the completion of the Performance Period up to the maximum number of units that are included in the award. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in shares of our common stock on the applicable payment date.
The table below sets forth the total number of Class A Units awarded to Mr. Shah on April 25, 2016 and each of the other executives (other than Mr. Welch) on March 17, 2016, as well as the number of Class A Units that constitute absolute TSR base units and relative TSR base units. Mr. Welch did not receive an award of Class A Units due to his resignation prior to March 17, 2016.

Name	Total Class A Units(1)	Absolute TSR Base Units	Relative TSR Base Units
Marcel Verbaas	378,739	77,872	233,617
Barry A.N. Bloom	151,496	31,149	93,446
Atish Shah	110,179	22,654	67,961
Philip A. Wade	82,634	16,990	50,971
Joseph T. Johnson	51,646	10,619	31,856

(1)
The remaining Class A Units awarded that are not absolute TSR base units or relative TSR base units are distribution equivalent units that will vest, if at all, following the end of the Performance Period based upon the number of base units that become performance vested, as described above.

Time-Based LTIP Units
General: Pursuant to the Time-Based LTIP Unit awards, each executive is eligible to vest in a number of LTIP Units of the Operating Partnership based on the executive’s continued service with the Company. LTIP Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the Time-Based LTIP Unit award agreement governing such LTIP Units, and the Partnership Agreement.
Vesting: Each award of Time-Based LTIP Units granted in 2016 vests as follows, subject to the executive’s continued service through each applicable vesting date: 33% on February 4, 2017, the first anniversary of the vesting commencement date of the award (February 4, 2016), 33% on the second anniversary of the vesting commencement date, and 34% on the third anniversary of the vesting commencement date.
The table below sets forth the number of Time-Based LTIP Units awarded to Mr. Shah on April 25, 2016 and each of the other executives (other than Mr. Welch) on March 17, 2016. Mr. Welch did not receive an award of Time-Based LTIP Units due to his resignation prior to March 17, 2016.

Name	Time-Based LTIP Units
Marcel Verbaas	44,499
Barry A.N. Bloom	17,800
Atish Shah	12,945
Philip A. Wade	9,709
Joseph T. Johnson	6,068
Time-Based Restricted Stock Awards
On April 25, 2016, in connection with his commencement of employment with the Company, Mr. Shah was granted an award of 26,738 time-based restricted stock units ("RSUs").
General: Pursuant to the RSU award, Mr. Shah is eligible to vest in a number of restricted stock units based on Mr. Shah’s continued service with the Company. The RSUs are subject to the applicable terms and conditions of the 2015 Incentive Award Plan and the RSU award agreement governing such award.
Vesting: Mr. Shah’s award of RSUs granted in 2016 vests as follows, subject to Mr. Shah’s continued service through each applicable vesting date: 50% on February 4, 2017 and 50% on February 4, 2018.
Other Elements of Compensation
We provide customary employee benefits to our full- and part-time employees, including our named executive officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.
Our employees are also eligible to participate in a 401(k) plan. Any employee, including our named executive officers, who satisfies certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, on a pre-tax basis through contributions to the 401(k) plan. For 2016, we matched 100% of the contributions made by each participant in the 401(k) plan for the first $5,000 of the employee’s contributions. The company also made a safe harbor contribution to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.
Accounting Considerations
Accounting for Stock-Based Compensation
Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014:

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Marcel Verbaas	2016	$779,808	—	$3,328,158	$847,898	$20,881	$4,976,745
President and Chief	2015	$725,000	—	$3,259,182	$1,212,411	$44,352	$5,240,945
Executive Officer	2014	$557,423	—	$3,000,000	$900,000	$433	$4,457,856

Barry A.N. Bloom	2016	$500,000	—	$1,331,264	$423,949	$20,881	$2,276,094
Executive Vice President	2015	$465,000	—	$1,445,022	$622,092	$28,371	$2,560,485
and Chief Operating Officer	2014	$403,731	—	$1,740,000	$460,000	$86	$2,603,817

Andrew J. Welch	2016	$109,337	—	—	—	$1,678,034	$1,787,371
Former Executive Vice	2015	$415,000	—	$1,127,162	$433,656	$26,233	$2,002,051
President, Chief Financial	2014	$235,385	—	$1,050,000	$205,000	$51,539	$1,541,924
Officer and Treasurer

Atish Shah(6)	2016	$294,231	$160,000	$1,376,925	$257,549	$115,071	$2,203,776
Executive Vice President,	2015	—	—	—	—	—	—
Chief Financial Officer	2014	—	—	—	—	—	—
and Treasurer

Philip A. Wade	2016	$325,000	—	$726,144	$191,313	$15,107	$1,257,564
Senior Vice President and	2015	$315,000	—	$775,267	$296,854	$20,776	$1,407,897
Chief Investment Officer	2014	$251,731	—	$690,000	$240,000	$1,332	$1,183,063

Joseph T. Johnson(7)	2016	$295,000	—	$453,841	$138,922	$15,107	$902,870
Senior Vice President and	2015	$158,654	—	$426,404	$207,327	$8,880	$801,265
Chief Accounting Officer	2014	—	—	—	—	—	—

(1)
Amounts represent base salary compensation earned by our named executive officers for the applicable year. The 2016 amounts for Messrs. Welch and Shah represent base salary compensation earned by the executive for the portion of 2016 during which the executive was employed by us (January 1, 2016 through March 13, 2016 for Mr. Welch an annual base salary of $415,000 and April 25, 2016 through December 31, 2016 for Mr. Shah an annual base salary of $450,000). Effective April 1, 2016, Mr. Verbaas’ annual base salary was increased from $725,000 to $800,000. The 2014 amounts represent base salary compensation earned by our named executive officers for the portion of 2014 during which the executive was employed and compensated by us subsequent to our former parent’s self-management transactions (March 1, 2014 through December 31, 2014 for Messrs. Verbaas, Bloom and Wade, and June 2, 2014 through December 31, 2014 for Mr. Welch), as well as amounts reimbursed to our former business manager and its affiliates for salaries paid to Messrs. Verbaas, Bloom and Wade for the period from February 1, 2014 through February 28, 2014

(2)	In connection with Mr. Shah joining the Company in April 2016, he received a signing bonus of $160,000.

(3)
For 2016, amounts reflect the full grant date fair value of (i) Class A Units, (ii) Time-Based LTIP Units, and (iii) for Mr. Shah, RSUs, in each case, granted under the 2015 Incentive Award Plan and calculated in accordance with ASC Topic 718. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016.

For 2016, the amounts shown include the grant date fair value of performance-based Class A Units granted to Messrs. Verbaas, Bloom, Wade, and Johnson in March 2016 and granted to Mr. Shah in April 2016, based on the probable outcome of the performance conditions to which such Class A Units are subject, calculated in accordance with ASC Topic 718 using a multifactor Monte Carlo simulation model, based on the Company’s simulated stock price as well as the Company’s total shareholder return on an absolute basis and a relative basis against the Peer Group. Due to the Company’s limited stock price history, the historical volatility used for the Company was the average of the historical volatilities of the other members of the Peer Group. These Class A Units are subject to achievement of the performance conditions described above in “Elements of Executive Compensation Equity Compensation - Class A Units.” The table below sets forth the grant date amount for the Time-Based LTIP Units and RSUs and the following for the Class A Units; grant date fair value, threshold grant amount, target grant amount, and the maximum grant amount. The values of the performance-based Class A Units are dependent on the Company’s performance over a three-year period and there is no assurance that the threshold, target or maximum value of the awards will be earned.

Name	Time-Based Grant Amount	Class A Unit Grant Date Fair Value	Class A Threshold Grant Amount	Class A Unit Target Grant Amount	Class A Unit Maximum Grants
Marcel Verbaas	$687,510	$2,640,648	$687,710	$2,062,500	$4,812,500
Barry A.N. Bloom	$275,010	$1,056,254	$275,087	$825,000	$1,925,000
Atish Shah	$608,737	$768,188	$200,062	$600,000	$1,400,000
Philip A. Wade	$150,004	$576,140	$150,050	$450,000	$1,050,000
Joseph T. Johnson	$93,751	$360,090	$93,782	$281,250	$656,250

(4)
Amounts represent the annual bonus awards earned in the applicable year under our annual bonus program. See “Elements of Executive Compensation Program - Non-Equity Incentive Program” for additional information regarding the 2016 bonuses.

(5)
The following table sets forth the amount of each other item of compensation, including perquisites, paid to, or on behalf of, our named executive officers in 2016 included in the “All Other Compensation” column. Amounts for each perquisite and each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan(a)	Life/Disability Insurance Premiums(b)	Executive Physicals	Other Payments(c)	Total
Marcel Verbaas	$12,950	$2,431	$5,500	—	$20,881
Barry A.N. Bloom	$12,950	$2,431	$5,500	—	$20,881
Andrew J. Welch	$8,280	$608	—	$1,669,146	$1,678,034
Atish Shah	$7,950	$1,621	$5,500	$100,000	$115,071
Philip A. Wade	$12,950	$2,157	—	—	$15,107
Joseph T. Johnson	$12,950	$2,157	—	—	$15,107

(a)
Includes matching contributions under our 401(k) plan. Also includes safe harbor contributions to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.

(b)	Life/Disability Insurance Premiums includes life insurance and short and long term disability premiums.

(c)
With respect to Mr. Welch, represents cash severance payments equal to $1,627,000 and continued health insurance coverage at the Company’s expense valued at an estimated $42,146, paid or payable pursuant to the Separation Agreement, dated as of March 13, 2016, between the Company and Mr. Welch (the “Separation Agreement”). With respect to Mr. Shah, other payments represent the reimbursement of eligible relocation expenses in connection with Mr. Shah’s relocation to Orlando, Florida.

(6)
Effective April 25, 2016, the Company appointed Mr. Shah as its Executive Vice President, Chief Financial Officer and Treasurer. Mr. Shah did not receive any compensation or benefits from the Company during 2015 or 2014.

(7)
Effective May 4, 2015, the Company appointed Mr. Johnson as its Senior Vice President and Chief Accounting Officer. Mr. Johnson did not receive any compensation or benefits from the Company during 2014.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted in 2016 to the named executive officers, with the exception of Mr. Welch who did not receive any plan-based awards in 2016.

Name	Grant Date	Estimated Possible Payouts Under Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcel Verbaas		600,000	1,000,000	1,600,000	—	—	—	—		—
	3/17/2016	—	—	—	—	—	—	44,499		687,510
	3/17/2016	—	—	—	44,512	133,629	311,489	—		2,640,648	(4)

Barry A.N. Bloom		300,000	500,000	800,000	—	—	—	—		—
	3/17/2016	—	—	—	—	—	—	17,800		275,010
	3/17/2016	—	—	—	17,805	53,451	124,595	—		1,056,254	(4)

Atish Shah(5)		182,250	303,750	486,000	—	—	—	—		—
	4/25/2016	—	—	—	—	—	—	12,945		198,576
	4/25/2016	—	—	—	—	—	—	26,738	(6)	410,161
	4/25/2016	—	—	—	12,949	38,874	90,615	—		768,188	(4)

Philip A. Wade		121,875	243,750	365,625	—	—	—	—		—
	3/17/2016	—	—	—	—	—	—	9,709		150,004
	3/17/2016	—	—	—	9,712	29,155	67,961	—		576,140	(4)

Joseph T. Johnson		88,500	177,000	265,500	—	—	—	—		—
	3/17/2016	—	—	—	—	—	—	6,068		93,751
	3/17/2016	—	—	—	6,070	18,222	42,476	—		360,090	(4)

(1)	Represents cash incentive awards payable in 2017 based on 2016 performance. See “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual 2016 bonuses paid.

(2)
For each executive, the actual amount of Class A LTIP Units that vest will depend on our performance against specified long-term performance objectives and the executive's continued employment with the Company through the vesting date. For more information regarding the performance criteria for these awards, see “Equity Compensation — Class A Units.”

(3)
With the exception of Mr Shah's time-based restricted stock unit award as described in footnote 6, represents Time-Based LTIP Units, which vest in three substantially equal annual installments beginning February 4, 2017.

(4)
Represents the grant date fair value of the Class A LTIP Unit awards as determined in accordance with FASB ASC Topic 718. For Class A LTIP Unit awards, amount shown is calculated based on the probable outcome of the performance conditions to which such Class A Units are subject in accordance with ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(5)	Mr. Shah's potential payouts were prorated in 2016 due to his employment with the Company beginning on April 25, 2016.

(6)	Represents time-based restricted stock units, which vest in two annual installments beginning February 4, 2017.
Narrative Disclosure of Compensation Tables
The Company has entered into Severance Agreements with each of its named executive officers and in 2016 the Company entered into a Separation Agreement with Mr. Welch. These agreements are more fully described below under the “Potential Payments Upon Termination or Change in Control” section.

Outstanding Equity Awards as of December 31, 2016
The following table shows the number of outstanding share unit awards, Class A Unit awards, Time-Based LTIP Unit awards and RSU awards, as applicable, for each of our named executive officers as of December 31, 2016, with the exception of Mr. Welch who did not have any outstanding equity awards as of December 31, 2016. As of December 31, 2016, none of our named executive officers held any other outstanding equity incentive plan awards.

Name	Grant Date		Number of Shares or Units of Stock or LTIPs That Have Not Vested (#)(8)	Market Value of Shares or Units of Stock or LTIPs That Have Not Vested ($)(9)	Number of Unearned Shares or Units of Stock or LTIPs That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock or LTIP That Have Not Vested ($)(9)(10)
Marcel Verbaas	9/17/2014	(1)	58,087	$1,128,050	—	—
	9/17/2014	(2)	49,477	$960,843	—	—
	5/5/2015	(3)	—	—	177,485	$3,446,759
	5/5/2015	(4)	27,387	$531,856	—	—
	3/17/2016	(5)	—	—	326,024	$6,331,386
	3/17/2016	(6)	44,499	$864,171	—	—

Barry A.N. Bloom	9/17/2014	(1)	33,690	$654,260	—	—
	9/17/2014	(2)	28,697	$557,296	—	—
	5/5/2015	(3)	—	—	78,601	$1,526,431
	5/5/2015	(4)	12,128	$235,526	—	—
	3/17/2016	(5)	—	—	130,409	$2,532,543
	3/17/2016	(6)	17,800	$345,676	—	—

Atish Shah	4/25/2016	(7)	26,738	$519,252	—	—
	4/25/2016	(5)	—	—	93,521	$1,816,178
	4/25/2016	(6)	12,945	$251,392	—	—

Philip A. Wade	9/17/2014	(1)	13,360	$259,451	—	—
	9/17/2014	(2)	11,380	$221,000	—	—
	5/5/2015	(3)	—	—	42,258	$820,650
	5/5/2015	(4)	6,520	$126,618	—	—
	3/17/2016	(5)	—	—	71,132	$1,381,383
	3/17/2016	(6)	9,709	$188,549	—	—

Joseph T. Johnson	5/5/2015	(3)	—	—	23,242	$451,360
	5/5/2015	(4)	3,587	$69,660	—	—
	3/17/2016	(5)	—	—	44,458	$863,374
	3/17/2016	(6)	6,068	$117,841	—	—

(1)	Represents an award of annual share units. Each annual award vested on March 12, 2017.

(2)
Represents an award of contingency share units. Each contingency award will vest in three substantially equal installments on each of the first three anniversaries of the listing date of our common stock (February 4, 2015), subject to the executive’s continued employment.

(3)
Represents an award of Class A Units. Each Class A Unit award will vest following the completion of the performance period ending on December 31, 2017, subject to achievement of the absolute TSR and relative TSR performance goals and the executive’s continued employment.

(4)
Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award will vest in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (February 4, 2015), subject to the executive’s continued employment.

(5)
Represents an award of Class A Units. Each Class A Unit award will vest following the completion of the performance period ending on December 31, 2018, subject to achievement of the absolute TSR and relative TSR performance goals and the executive’s continued employment.

(6)
Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award will vest in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (February 4, 2016), subject to the executive’s continued employment.

(7)
Represents an award of RSUs. This RSU award will vest in two equal installments on each of the first two anniversaries of the vesting commencement date (February 4, 2016), subject to the executive’s continued employment.

(8)	Represents the number of unvested share units, LTIP Units, or RSUs, as applicable, as of December 31, 2016.

(9)	Based on the closing market price of our common stock on December 30, 2016 of $19.42 per share.

(10)
The number of Class A LTIP Units that would have been earned under the absolute TSR performance metric based on actual results for the period commencing on the first day of the applicable performance period and ending on December 31, 2016 (rather than the end of the actual performance period) for Class A LTIP Units granted in 2015 was below the threshold level of performance and for Class A LTIP Units granted in 2016 was above the maximum level of performance. The number of Class A LTIP Units that would have been earned under the relative TSR performance metric based on actual results for the period commencing on the first day of the applicable performance period and ending on December 31, 2016 (rather than the end of the actual performance period) was above maximum level of performance for Class A LTIP Units granted in 2015 and 2016. In accordance with SEC rules, amounts shown are based on achievement of threshold performance in situations where actual performance is below the threshold amount.

Option Exercises and Stock Vested for the year ended December 31, 2016

Name	Number of Shares Acquired on Vesting of Stock Awards (#)(1)	Number of Shares Acquired on Vesting of LTIP Units (#)(2)	Value Realized on Vesting ($)
Marcel Verbaas	24,370	13,489	535,705
Barry A.N. Bloom	14,134	5,974	284,528
Andrew J. Welch(3)	46,177	37,224	1,320,552
Atish Shah	—	—	—
Philip A. Wade	5,605	3,212	124,761
Joseph T. Johnson	—	1,766	24,989

(1)	The number of shares acquired and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings.

(2)	The conversion of vested LTIP Units to Common Stock is contingent upon certain other factors. See "Elements of Executive Compensation - Equity Compensation - LTIP Units” for more information.

(3)
For Mr. Welch, includes 32,567 shares and LTIP Units that vested in 2016 in connection with the terms and conditions of his Separation Agreement as more fully described in the "Potential Payments Upon Termination or Change in Control” section.

Potential Payments Upon Termination or Change in Control
Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control. The following discussion describes the payments and benefits to which our named executive officers would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2016.
Severance Agreements
We have entered into a severance agreement with each of our named executive officers (the “Severance Agreements”). Under the named executive officers’ respective Severance Agreements in effect during 2016, if the executive’s employment was terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the applicable Severance Agreement), then in addition to any accrued amounts, the executive would be entitled to the following severance payments and benefits:

•
payment in an amount equal to a multiple of the sum of the executive’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days following the executive’s termination date, or, in the event that the qualifying termination occurs within the 24 month period following a change in control, payable in a lump sum amount within 60 days following the executive’s termination date; and

•	reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the executive and his dependents for up to 18 months after the termination date.

The cash severance multiple for each executive for both non-change in control and change in control termination scenarios was as follows:

Name	Non-Change in Control	Change in Control
Marcel Verbaas	2.99x	2.99x
Barry A.N. Bloom	2x	2x
Atish Shah	2x	2x
Philp A. Wade	2x	2x
Joseph T. Johnson	2x	2x
Additionally, in the event of a qualifying termination, the Severance Agreements provide that any outstanding unvested equity awards will be treated in accordance with the terms of the applicable award agreement and equity compensation plan; provided that any award agreements evidencing performance-based vesting awards granted in 2016 or later will provide that in the event of a change in control, the award will vest based on actual performance through the date of the change in control, without any pro ration to reflect the shorter performance period resulting from the change in control (subject to the executive’s continued service until the change in control).
The executive’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and non-revocation of a general release of claims in favor of the Company, and the executive’s continued compliance with certain covenants set forth in the Severance Agreement, including confidentiality covenants that apply indefinitely, and certain noncompetition and nonsolicitation covenants that apply during the executive’s employment and for six months (or twelve months for Mr. Verbaas) following the executive’s termination of employment. Following a change in control of the Company, the executive will not be subject to the noncompetition covenant with respect to any period following a termination of his employment. Each Severance Agreement also includes a mutual non-disparagement covenant by the executive and the Company.
To the extent that any payment or benefit received by an executive in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits would be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
Welch Separation Agreement
In connection with Mr. Welch’s resignation, the Company, XHR Management, LLC, the Operating Partnership and Mr. Welch entered into the Separation Agreement. Under the Separation Agreement, Mr. Welch is entitled to the following compensation and benefits: (i) $1,627,000 payable over a period of 12 months following the effective date of Mr. Welch’s resignation (the “separation date”); (ii) continued health insurance coverage at the Company’s expense for up to eighteen months following the separation date; and (iii) all outstanding and unvested equity and equity-based awards held by Mr. Welch are treated in accordance with the terms and conditions set forth in the applicable award agreement and equity compensation plan, provided that solely for purposes of such awards, Mr. Welch was deemed to have incurred a termination of employment by the Company without “Cause” (as defined in the applicable award agreement) upon the separation date.
Equity Awards
2014 Share Unit Awards
The form of award agreements covering the share unit awards granted in 2014 to our named executive officers provide for accelerated vesting of the awards in the event of certain terminations of service. If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the applicable award agreement), in either case, the unvested portion of the award will vest in full and be settled on the date of such termination or resignation. In addition, in the event that the executive’s employment is terminated on account of death or “disability” (as defined in the applicable award agreement), then with respect to all share units which were unvested as of that time, the executive would be entitled to receive a cash payment equal to the fair market value of the share units on the date of the termination.
2015 Class A Unit Awards
The 2015 Class A Unit Awards provide for accelerated vesting of the awards in the event of certain terminations of service or a change in control, consistent with the accelerated vesting provisions described in the “2016 Class A Unit Awards” section below; provided, however, that in the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control at the greater of (x) actual performance assuming the completion of the Performance Period as of the date of the change in control, prorated based on the number of days elapsed during the Performance Period through and including the date of the change in control, and (y) “target” level performance.
2016 Class A Unit Awards
In the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control in the amount equal to the sum of (A) the number of base units which would be performance vested base units (if any) assuming the completion of the Performance Period as of the date of the change in control, plus (B) the distribution equivalent units (calculated with respect only to the number of base units which would vest under (A) above).
If an executive’s service terminates due to his death or disability, or by us other than for “cause” or by the executive for “good reason” (a “qualifying termination”), in any case, prior to the completion of the Performance Period, the award (including any distribution equivalent units) will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) “target” level performance.
2015 and 2016 Time-Based LTIP Unit Awards
In the event of a change in control of the Company or if the executive’s service is terminated by the Company or an affiliate thereof other than for “cause,” by the executive for “good reason,” or due to the executive’s death or “disability” (each as defined in the applicable award agreement), the Time-Based LTIP Unit awards granted in 2015 and 2016 will vest in full immediately prior to such change in control or upon such qualifying termination, as applicable.
2016 Time-Based Restricted Stock Awards
In the event of a change in control of the Company or if Mr. Shah’s service is terminated by the Company or an affiliate thereof other than for “cause,” by Mr. Shah for “good reason,” or due to Mr. Shah’s death or “disability” (each as defined in the award agreement), the RSU award will vest in full immediately prior to such change in control or upon such qualifying termination, as applicable.
Summary of Potential Payments
With the exception of Mr. Welch who resigned prior to December 31, 2016 (see “Welch Separation Agreement” for more detail), the following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or a change in control, assuming such named executive officer’s termination of employment with the Company, occurred on December 31, 2016. No payments would be owed to any of the named executive officers and no accelerated vesting of equity awards would occur in the event of a termination “for cause” or resignation without “good reason.” Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses and (2) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that the "best-pay cap" reduction described above would not apply.

Name	Benefit	Upon Death or Disability	Change of Control (No Termination)	Termination Without Cause or For Good Reason (No Change in Control)	Termination Without Cause or For Good Reason (Change in Control)(1)
Marcel Verbaas	Cash Severance(2)	—	—	$5,382,000	$5,382,000
	Accelerated Vesting of Equity Awards(3)	$7,864,458	$9,408,704	$7,864,458	$11,497,591
	Reimbursement of COBRA Premiums(4)	—	—	$40,108	$40,108
	Total	$7,864,458	$9,408,704	$13,286,566	$16,919,699

Barry A.N. Bloom	Cash Severance(2)	—	—	$2,000,000	$2,000,000
	Accelerated Vesting of Equity Awards(3)	$3,616,642	$3,858,327	$3,616,642	$5,069,889
	Reimbursement of COBRA Premiums(4)	—	—	$28,146	$28,146
	Total	$3,616,642	$3,858,327	$5,644,788	$7,098,035

Atish Shah	Cash Severance(2)		—	$1,710,000	$1,710,000
	Accelerated Vesting of Equity Awards(3)	$1,548,185	$2,586,823	$1,548,185	$2,586,823
	Reimbursement of COBRA Premiums(4)		—	$14,073	$14,073
	Total	$1,548,185	$2,586,823	$3,272,258	$4,310,896

Philip A. Wade	Cash Severance(2)	—	—	$1,137,500	$1,137,500
	Accelerated Vesting of Equity Awards(3)	$1,784,639	$2,096,870	$1,784,639	$2,577,320
	Reimbursement of COBRA Premiums(4)	—	—	$40,108	$40,108
	Total	$1,784,639	$2,096,870	$2,962,247	$3,754,928

Joseph T. Johnson	Cash Severance(2)	—	—	$944,000	$944,000
	Accelerated Vesting of Equity Awards(3)	$775,599	$1,271,029	$775,599	$1,271,029
	Reimbursement of COBRA Premiums(4)	—	—	$40,108	$40,108
	Total	$775,599	$1,271,029	$1,759,707	$2,255,137

(1)	Includes amounts which would be payable upon the occurrence of a change in control or a qualifying termination of employment following a change in control.

(2)
Represents a multiple of the sum of the named executive officer’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by executive. For additional details, see “Severance Agreements” above.

(3)
Represents the aggregate value of the named executive officer’s unvested equity awards which would vest in connection a termination due to death or "disability", upon the change in control, or in connection with executive’s qualifying termination of employment, as applicable, calculated by multiplying the applicable number of equity award units subject to each equity award by $19.42, the Company’s common stock closing price as of December 30, 2016. For the 2014 share unit awards, in the event that the executive’s employment was terminated on account of death or “disability” (as defined in the applicable award agreement), then with respect to all share units which were unvested as of that time, the executive would be entitled to receive a cash payment equal to the fair market value of the share units on the date of the termination.

(4)
Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2016 enrollment rates, multiplied by the maximum 18 month period during which the executive may be entitled to reimbursement of COBRA premiums.

Compensation Risk Assessment
The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2017, the Company’s management conducted an extensive review of the design and operation of our compensation program and its findings were presented to the Compensation Committee and the Board of Directors. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report
The Compensation Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders (the “Proxy Statement”) and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors
Thomas M. Gartland
John H. Alschuler
Keith E. Bass

PROPOSAL 2 -NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE
OFFICER COMPENSATION (“SAY ON PAY”)

In accordance with the requirements of Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to consider and vote upon the following resolution to approve, on a non-binding, advisory basis, the compensation of our named executive officers as reported in this proxy statement:
“NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion of this proxy statement.”
This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. Unless the Board modifies its determination of the frequency of future advisory votes on executive compensation, we expect that the next such advisory vote will be held at the 2018 annual meeting of stockholders.
The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business objectives. As described in more detail under “Overview of Executive Compensation Program” the Company’s primary objective is to deliver attractive long-term total returns to stockholders through appreciation in the value of our stock and by providing income to stockholders through the establishment of and increases in distributable cash flow. The Company’s compensation philosophy and structure for our senior executives is designed to achieve these objectives.
In determining actual 2016 compensation for our named executive officers, and as described in the Compensation Discussion and Analysis, the Compensation Committee reviewed progress made against planned objectives established at the beginning of 2016, as discussed on page 24 regarding individual performance objectives, as well as Company achievements discussed in the Company Highlights section on page 17.
We believe that the Compensation Committee has developed a compensation program for our named executive officers that motivates outstanding performance and rewards behavior that aligns management’s interest with those of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

PROPOSAL 3 - NON-BINDING, ADVISORY VOTE ON FREQUENCY OF FUTURE SAY ON PAY VOTES

In Proposal 2 above, the Company asks stockholders to consider and vote on a resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (“say on pay”). In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company in this Proposal 3 asks stockholders to consider and cast an advisory vote on the frequency of future say-on-pay votes. Stockholders have the option of selecting a frequency of 1, 2 or 3 years, or abstaining.
After careful consideration, the Board has determined to recommend that future say on pay votes occur every 1 year. In formulating its recommendation, the Board considered that an annual say on pay vote will allow the Company’s stockholders to provide input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement every year, to react promptly to emerging trends in compensation, and the provide the Board and Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from stockholders. The Board also believes that the current best corporate practices and governance trends favor an annual advisory say-on-pay vote.
Stockholders are not voting to approve or disapprove the Board’s recommendation on the frequency of future say on pay votes. When voting, stockholders may choose among four options for this proposal on the proxy/voting instruction card (or by telephone or internet):
(1) a “say on pay” vote every 1 year;
(2) a “say on pay” vote every 2 years;
(3) a “say on pay” vote every 3 years; or
(4) abstain from voting.
The frequency option - 1, 2 or 3 years receiving the affirmative vote of the majority of votes cast at the Annual Meeting will be considered the frequency recommended by stockholders. Because there are three alternatives for the non-binding advisory shareholder vote on executive compensation, it is possible that none of the three alternatives will receive a majority of the votes cast on this proposal. If no frequency receives a majority of the votes cast on this proposal, the Board intends to take the results of the vote on this proposal into account in its decision regarding the frequency with which nonbinding votes to approve named executive officer compensation will be included in the Company’s proxy statement. If a frequency receives a majority of the votes cast on this proposal, it will be considered the frequency recommended by the stockholders and the Board will take such recommendation into consideration in making a determination on the frequency with which say on pay votes will be included in the Company’s proxy statement. However, this vote is not binding on the Board or the Company and with the Board may decide that it is in the best interests of the Company and its stockholders to hold a say on pay vote more or less frequently than the option preferred by stockholders.
Unless you specify otherwise in your proxy/voting instruction card or in the instructions you give by telephone or internet, your proxy will be voted for a frequency of every 1 YEAR as the frequency with which the Company will hold future say on pay votes.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 YEAR AS THE FREQUENCY WITH WHICH THE COMPANY WILL HOLD FUTURE SAY ON PAY VOTES.

ARTICLE V: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our Audit Committee's appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our charter or bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the Audit Committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Xenia.
Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
Pursuant to the Audit Committee charter, the Audit Committee, or the chair of the Audit Committee, shall pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or if such service falls within available exceptions under SEC rules or NYSE listing rules.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF XENIA HOTELS & RESORTS, INC. FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Prior to February 3, 2015 we were a wholly owned subsidiary of InvenTrust.  KPMG LLP has audited our financial statements since our separation from InvenTrust on February 3, 2015, when we became an independent publicly traded company. The following table presents fees for professional services rendered by KPMG to us for fiscal year 2016 and 2015.
KPMG also audited InvenTrust’s financial statements during the portion of 2015 when we were a wholly-owned subsidiary of InvenTrust and provided the following services in connection with our separation from InvenTrust:  the audit of our annual financial statements and the financial statements of our subsidiary that were included in our registration statement on Form 10, initially filed with the SEC on August 11, 2014 and subsequently amended (the “Form 10 Registration Statement”); limited review of unaudited quarterly financial information and unaudited pro forma financial information that was included in the Form 10 Registration Statement; review and consultation regarding filings with the SEC, including the Form 10 Registration Statement; and consultation on other financial and tax accounting and reporting matters.  The table below does not include such spin-off related fees. During fiscal 2016 and fiscal 2015, all of the services provided by KPMG LLP for the services described below related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved in accordance with the policies and procedures described above.

	FY 2016	FY 2015
Audit Fees	$844,432	$785,000
Audit-Related Fees (1)	$30,000	$30,000
Tax Fees (2)	$89,952	$326,700
All Other Fees	$1,650	—
Total	$966,034	$1,141,700
The following are footnotes to the above table, in accordance with SEC definitions:

(1)	Audit-related fees consist of agreed-upon procedures services for one property.

(2)	Tax fees are comprised of tax compliance and consulting fees.

ARTICLE VI: REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) assists the Board of Directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to United States generally accepted accounting principles.
In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2017 annual meeting of stockholders titled “Audit Committee,” the Audit Committee has performed the following:

•
Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited combined consolidated financial statements.

•
Discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.

•
Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussions with KPMG regarding its independence.

Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures and letter to the Audit Committee and review of the representations of management and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the Company’s audited combined consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC.
Submitted by the members of the Audit Committee of the Board of Directors.

Audit Committee of the Board of Directors
Dennis D. Oklak, Chairman
Jeffrey H. Donahue
Beverly K. Goulet

*
This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Xenia filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE VII: STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our common stock by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and named executive officers as of March 31, 2017, and (iii) all directors, nominees and executive officers as a group.
As of March 31, 2017, we had an aggregate of 106,849,093 shares of common stock outstanding.
Unless otherwise indicated, the address of each named person is c/o Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida, 32801. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Beneficial Owner	Number of Shares(1)		% of Shares Outstanding(2)
5% or greater stockholders:
The Vanguard Group, Inc.(3)	16,682,831		15.6%
BlackRock, Inc.(4)	9,433,669		8.8%
Vanguard Specialized Funds—Vanguard REIT Index Fund(5)	8,171,456		7.6%
Directors, Director Nominees and Named Executive Officers:
Marcel Verbaas	206,307	(6)	*
Barry A.N. Bloom	101,874	(7)	*
Atish Shah	48,180	(8)	*
Andrew J. Welch	76,479	(9)	*
Philip A. Wade	42,176	(10)	*
Joseph T. Johnson	17,579	(11)	*
Jeffrey H. Donahue	40,417	(12)	*
John H. Alschuler	11,835	(13)	*
Keith E. Bass	11,835	(14)	*
Thomas M. Gartland	19,035	(15)	*
Beverly K. Goulet	11,835	(16)	*
Mary E. McCormick	11,835	(17)	*
Dennis D. Oklak	11,835	(18)	*
All Current Executive Officers and Directors as a Group (12 persons)	534,743	(19)	*
* Indicates less than 1%

(1)
For Directors and Executive Officers, numbers include shares of common stock for which vested and unvested Time-Based LTIP Units and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units). Once LTIP Units have achieved full parity with Common Units, vested LTIP Units may be converted by the holder into an equal number of Common Units, which are redeemable by the holder for an equivalent number of shares of common stock or the cash value of such shares, at the Company’s option.

(2)	Based on 106,849,093 shares of our common stock outstanding as of March 31, 2017.

(3)
Based solely on information contained in a Schedule 13G filed on February 10, 2017 (the “Vanguard 13G”), The Vanguard Group, Inc. beneficially owns 16,682,831 shares of common stock, with sole power to vote 265,239 of such shares, shared power to vote 128,061 of such shares, sole power to dispose of 16,682,831 of such shares, and shared power to dispose of 247,806 of such shares. According to the Vanguard 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 119,745 shares of common stock as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 273,555 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based solely on information contained in a Schedule 13G filed on January 27, 2017 (the “BlackRock 13G”), BlackRock, Inc. beneficially owns 9,433,669 shares of common stock, with sole power to vote 9,180,556 of such shares and sole power to dispose of 9,433,669 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd, each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(5)
Based solely on information contained in a Schedule 13G filed on February 13, 2017, Vanguard Specialized Funds - Vanguard REIT Index Fund beneficially owns 8,171,456 shares of common stock, with sole power to vote 8,171,456 of such shares and sole power to dispose of none of such shares. The principal business address of Vanguard Specialized Funds - Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Includes 125,742 shares of common stock for which vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(7)
Includes 55,060 shares of common stock for which vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(8)
Includes 25,261 shares of common stock for which vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(9)
Mr. Welch resigned as Chief Financial Officer in March 2016. The information in the table is based upon information available to the company as of March 14, 2016 and includes 37,224 shares of common stock for which vested LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units.

(10)
Includes 27,652 shares of common stock for which vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(11)
Includes 17,579 shares of common stock for which vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(12)
Includes 8,185 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(13)
Includes 8,185 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(14)
Includes 8,185 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(15)
Includes 8,185 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(16)
Includes 8,185 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(17)
Includes 8,185 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(18)
Includes 8,185 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

(19)
Includes 308,589 shares of common stock for which vested and unvested Time-Based LTIP Units and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and rules of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and amendments thereto received by us and written representations from these persons that no other reports were required, we believe that during the fiscal year ended December 31, 2016, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

ARTICLE VIII: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Statement of Policy Regarding Transactions with Related Persons
Our Board of Directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the Audit Committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The Audit Committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with Section 2-419 of the MGCL (if applicable), or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.
ARTICLE IX: ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting, you must be a registered holder or beneficial owner of shares of Xenia common stock as of the close of business on the record date of March 31, 2017, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing the "Register for Meeting" Registration link at www.ProxyVote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voter instruction form or notice). Representatives of corporate or institutional stockholders will need to pre-register and bring photo identification to the meeting together with their admission ticket.
If you are unable to print your tickets, please contact us at 407-246-8100 for assistance. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on Friday, May 19, 2017. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver's license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 8:50 a.m. and the meeting will begin promptly at 9:00 a.m.
ARTICLE X: MISCELLANEOUS

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2016, are available free of charge at www.proxyvote.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Xenia Hotels & Resorts, Inc., Attention: Vice President – Finance, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 (phone: 407-246-8100). Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the internet at the SEC’s website, www.sec.gov, or on our website, www.xeniareit.com.
HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders may be householding the Company’s proxy materials. If you receive a householding notification from your broker, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by your broker. Once you receive notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, if you receive a householding notification and wish to receive a separate annual report or proxy statement at your address, you should also contact your broker directly.
If you wish to receive a separate set of proxy materials for the 2017 Annual Meeting, we will deliver them promptly upon request sent to Xenia Hotels & Resorts, Inc., Attention: Vice President – Finance, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 (phone: 407-246-8100).
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders to vote the shares represented by all valid proxies in accordance with their discretion on such matters.

By Order of the Board of Directors

Marcel Verbaas
President and Chief Executive Officer
Orlando, Florida
April 10, 2017

XENIA
HOTELS & RESORTS

XENIA HOTELS & RESORTS, INC.
200 SOUTH ORANGE AVE
SUITE 2700
ORLANDO, FL 32801

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Jeffrey H. Donahue
02 John H. Alschuler
03 Keith E. Bass
04 Thomas M. Gartland
05 Beverly K. Goulet
06 Mary E. McCormick
07 Dennis D. Oklak
08 Marcel Verbaas

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To determine, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Ratification of the Appointment of KPMG LLP as Xenia Hotels & Resorts, Inc.'s Independent Registered Public Accounting Firm for Fiscal Year 2017.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000326788_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

---

XENIA HOTELS & RESORTS, INC.
Annual Meeting of Stockholders
May 23, 2017
This proxy is solicited by the Board of Directors

The undersigned hereby revokes all prior proxies and appoints Marcel Verbaas and Barry A.N. Bloom, and each of them, with full power of substitution, as proxies and attorneys-in-fact to represent the undersigned and to vote all shares of Xenia Hotels & Resorts, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, May 23, 2017 at 9:00 a.m., local time, at the offices of Baker & Hostetler LLP, SunTrust Center, Suite 2300, 200 S. Orange Avenue, Orlando, Florida 32801, as directed with respect to each of the proposals shown on the reverse side and in their discretion (1) with respect to any other matters which may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof and (2) for the election of such other candidate or candidates as may be nominated by the board of directors if any nominee named herein becomes unable to serve or for good cause will not serve. The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed but no such direction is made, this proxy will be voted "FOR" each director nominee in Proposal 1, "FOR" Proposal 2, for "ONE YEAR" in Proposal 3 and "FOR" Proposal 4.

0000326788_2 R1.0.1.15

Continued and to be signed on reverse side